UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CENTENNIAL RESOURCE DEVELOPMENT, INC.
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CENTENNIAL
RESOURCE DEVELOPMENT, INC.

CENTENNIAL

NOTICE OF 2021
ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

Joint Letter from our Chairman and CEO

March 18, 2021

Dear Fellow Shareholders,

On behalf of the Board of Directors of Centennial Resource Development, Inc., we are pleased to invite you to our 2021 Annual Meeting of Shareholders, which will take place on April 28, 2021 at 10:00 a.m., Central Time. As we collectively continue to face the challenges associated with the COVID-19 pandemic, we wish you and your families well. For the health and safety of our employees and our shareholders, we will be conducting the Annual Meeting as a virtual meeting of shareholders. The following pages of this Proxy Statement explain how you can attend the virtual meeting on the internet.

During 2020, the world was suddenly and unexpectedly impacted by COVID-19 and the ensuing global health pandemic creating unprecedented challenges for the global economy, our industry and our company. We took early action implementing protocols to protect the health and safety of our employees and their families, which allowed us to keep our workforce safe without experiencing any operational disruptions or reported COVID-19 workplace transmissions. As the crisis caused by COVID-19 resulted in extremely depressed commodity prices, we acted to preserve the financial health of our company by halting our drilling and completions activity for much of the second and third quarters of 2020.

During this period, we focused on reducing our cost structure and implemented numerous initiatives that enhanced our leverage profile, cash flow and capital efficiency. As oil prices strengthened later in the year, we resumed modest operational activity. Despite the significant challenges posed by the pandemic, we achieved many accomplishments in 2020 and early 2021. A few highlights are noted below. We believe we are well positioned for 2021 and beyond.

▪	Completed our succession plan in April 2020 with the appointment of Sean Smith as Chief Executive Officer and Steve Shapiro as independent Chairman of the Board.
▪	Transitioned to a free cash flow positive company, generating $40 million of free cash flow(1) in the second half of 2020, with proceeds used to repay borrowings under our credit facility.
▪	Executed a debt exchange in May 2020 that reduced the principal amount of our senior notes by $127 million.
▪	Reduced our cost structure, including substantial improvements in lease operating expenses and well costs from 2019 levels.
▪

Released our inaugural Corporate Sustainability Report in early 2021, which details our commitment to sustainable business practices as well as some 2020 achievements, including a 60% increase in recycled water usage and a 38% reduction in the percentage of natural gas flared from 2019 levels.

Your vote is important, and we encourage you to review this Proxy Statement and to vote promptly so that your shares will be represented at the Annual Meeting. We also cordially invite you to attend the Annual Meeting. On behalf of the Board of Directors and management, we express our appreciation for your continued support of our company.

Sincerely,

Steven J. Shapiro	Sean R. Smith
Chairman of the Board	Chief Executive Officer

(1)

Free cash flow is a non-GAAP financial measure. See Appendix A of this Proxy Statement for a reconciliation to net cash provided by operating activities, our most directly comparable financial measure calculated in accordance with GAAP.

Notice of 2021 Annual Meeting of Shareholders

To our Shareholders:

The 2021 Annual Meeting of Shareholders of Centennial Resource Development, Inc. will be a virtual meeting of shareholders conducted online at www.virtualshareholdermeeting.com/CDEV2021 on April 28, 2021 at 10:00 a.m. Central Time.

At the Annual Meeting, shareholders will be asked to:

1.	Elect three Class II directors to our Board of Directors, each for a term of three years;
2.	Approve, by a non-binding advisory vote, our named executive officer compensation;
3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on March 08, 2021, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.

Instead of mailing a printed copy of the proxy materials, including our 2020 Annual Report, to each shareholder of record, we are providing access to these materials via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 18, 2021, a Notice Regarding the Internet Availability of Proxy Materials (the Notice) was mailed to our shareholders of record as of the record date. The Notice contains instructions on how to electronically access the proxy materials on the internet and how to vote your shares. Instructions for requesting a paper copy of the proxy materials are also contained in the Notice.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible by using the internet or telephone voting procedures described in the Notice and in this Proxy Statement or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail. We thank you for your continued support and cordially invite you to attend the Annual Meeting.

By Order of the Board of Directors,

Davis O. O’Connor
Vice President, General Counsel and Secretary

Denver, Colorado
March 18, 2021

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before voting. For more complete information regarding our 2020 operational and financial performance and definitions of industry terms, please review our Annual Report on Form 10-K for the year ended December 31, 2020, which accompanies this Proxy Statement.

All references in this Proxy Statement to “we,” “our,” “us,” “Centennial” or the “Company” refer to Centennial Resource Development, Inc. and its subsidiaries.

Annual Meeting and Voting Details

2021 Annual Meeting Details

Date & Time	Location	Record Date
Wednesday, April 28, 2021 10:00 a.m. Central Time	Virtual meeting via live webcast at: www.virtualshareholdermeeting.com/CDEV2021	March 08, 2021

Board Recommendations on Voting Matters

Voting Matter	Voting Recommendation	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	8
Proposal 2: Advisory Vote on Executive Compensation	FOR	49
Proposal 3: Ratification of Independent Auditors	FOR	50

Voting Your Shares

Even if you plan to attend the Annual Meeting, we strongly encourage you to vote as soon as possible by using one of the methods described below. In all cases, you will need to have your Control Number in hand, which is included on the Notice Regarding the Internet Availability of Proxy Materials (the Notice) or Proxy Card you receive in the mail. The deadline to vote is 11:59 Eastern Time on April 27, 2021 (the day before the Annual Meeting) except for voting that occurs during the Annual Meeting. If mailed, your completed and signed Proxy Card must be received by April 27, 2021.

By Internet	By Phone	By Mobile Device	By Mail
www.proxyvote.com	1-800-690-6903		Complete, sign, date and return your Proxy Card in the envelope provided

If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), your method for accessing the proxy materials and voting may vary. Therefore, if you are a beneficial owner, please follow the instructions provided by your brokers or nominees to vote by internet, telephone or mail. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.

You may receive more than one Notice, Proxy Card or other voting instruction form if your shares are held through more than one account (for example, through different brokers or nominees). Each Notice, Proxy Card or other voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

Operational and Financial Performance

As referenced in the letter from our Chairman and Chief Executive Officer (CEO), 2020 was a transformational year for us, with our capital efficiencies and cost saving initiatives driving free cash flow in the second half of 2020. Here are some highlights of what we achieved in 2020:

✓   Generated free cash flow of $40 million in Q3 – Q4, with proceeds used to repay borrowings under our credit facility

✓   Reduced cost structure, including an 18% reduction in our combined lease operating and cash general & administrative expenses for the second half of 2020 compared to the prior year period (on a per Boe basis)

✓   Decreased drilling, completions and facilities costs to approximately $850 per lateral foot for each well completed in the second half of 2020 (a 29% reduction from Q4 2019)

✓   Executed a debt exchange that reduced the principal amount of our senior notes by $127 million

✓   Reduced corporate oil decline rate to the low 30s from the low 50s at year-end 2019

Environmental, Social and Governance (ESG) Highlights

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, inclusive, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to environmental, social and governance (ESG) matters.

In early 2021, we published our inaugural Corporate Sustainability Report, which is available on our website at www.cdevinc.com/corporate-sustainability. The Report builds upon and substantially expands our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce diversity and development, wellbeing and community engagement matters. Hyperlinks to our website in this Proxy Statement are provided for convenience only, and the website content does not constitute a part of this document. The table below identifies some ESG highlights relating to 2020 performance from our Corporate Sustainability Report.

Board Governance	▪ Separated the roles of Chairman and CEO in 2020 with the appointment of an independent Chairman of the Board

ESG Management & Oversight

▪    Formed an ESG working group, consisting of select officers and employees from across the organization, to manage our ESG initiatives and regularly report to the Nominating, Environmental, Social and Governance (NESG) Committee

Water Recycling	▪ Recycled and reused 4.8 million barrels of water ▪ Increased recycled water usage by 60% from 2019 levels

Flaring	▪ Reduced the percentage of natural gas flared by 38% from 2019 levels ▪ Flared only 0.5% of total natural gas volumes produced in Q4 2020

Prioritizing Pipelines Over Trucks	▪ Transported 99% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads

Responsibly Powering Our Operations

▪    Implemented the use of dual-fuel systems on drilling rigs and completion equipment to reduce diesel consumption and related emissions

▪    Connected our Reeves County, Texas wells to the electric grid, reducing the use of diesel and natural gas generators (and their related emissions) from 135 to 10

Health & Safety	▪ Suffered 0 recordable employee injuries in 2020 ▪ Suffered 0 reported workplace transmissions of COVID-19

Director Nominees

There are currently nine directors on our Board, divided into three equal classes. The table below identifies the director nominees named in this Proxy Statement, each of whom is currently a director and was previously elected to the Board by our shareholders.

Director Nominees	Age	Director Since	Committee Membership
			Audit	Compensation	NESG
Karl E. Bandtel	54	2016
Matthew G. Hyde	65	2018
Jeffrey H. Tepper	55	2016
			= Chair	= Member

Corporate Governance and Compensation Highlights

We are committed to corporate governance and compensation practices that follow best practices, promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below identifies some highlights.

Board & Committee Structure	Governance Practices	Compensation Practices
✓ Roles of Chairman of the Board and CEO are separate ✓ Majority voting in uncontested director elections ✓ Board committees include only independent directors ✓ Diverse Board skills and experience

✓    Board and Committee risk oversight

✓    Active shareholder engagement

✓    No employment agreements

✓    No shareholder rights (poison pill) or similar plan

✓    Non-hedging and non-pledging policies for our company securities

✓    Director education

✓    Related person transactions policy

✓    Pay-for-performance philosophy

✓    Stock Ownership Guidelines

✓    Independent Compensation Consultant

✓    Annual equity grants to directors

✓    Compensation clawback policy

✓    Compensation risk assessment

✓    Double-trigger change-in-control benefits

✓    No tax gross-ups for change-in-control payments

✓    ESG performance goals included in Annual Incentive Program (AIP)

2020 Executive Compensation

Our executive compensation program ties a significant portion of our named executive officers’ compensation to the operational, financial and stock price performance of our company. The following graphic illustrates how our executives’ realized pay in 2020 aligns with our 2020 stock price performance.

In addition to the direct and meaningful impact of our stock price decline on our executives’ realized pay, the following events and Compensation Committee actions impacted their 2020 realized pay:

▪	Performance stock units granted in 2017 achieved a 0% payout in 2020 given our shareholder returns during the 2017-2020 performance period compared to our peers.
▪	Compensation Committee exercised negative discretion in determining to award 2020 AIP compensation to executives at 90% of target.
▪

Compensation Committee reduced the base salaries of our executives in May 2020, with reductions ranging from 10% to 25%, which remained in place until unreduced salaries were restored by the Committee on February 25, 2021.

As used above, Target pay refers to the target total compensation for our executives for 2020, which equals the total of the executive’s 2020 unreduced base salary, target Annual Incentive Program (AIP) award for 2020 and grant date value of 2020 Long-Term Incentive Program (LTIP) awards. Realized pay refers to the total of the executive’s 2020 base salary, paid cash AIP awards for 2020 and the market value at vesting of previously granted stock-based awards that vested during 2020. NEOs or executives refer to our named executive officers, who are identified below on page 26 in the section called “2020 Executive Compensation Program.”

The alignment between our executives’ realized pay and stock price performance reflects our pay-for-performance philosophy where a significant portion of the executives’ compensation is performance-based. The graphic to the right reflects the mix of compensation elements for our CEO in 2020. Executive compensation is heavily weighted towards variable, or “at-risk,” pay elements that are only earned based on achievement of performance goals or through continued employment through the award’s vesting period. The ultimate realized value of these variable pay elements, if earned at all, varies based on company performance as determined by our Compensation Committee, as well as our stock price.

CEO Compensation Mix

Shareholder Outreach and 2020 Say-on-Pay Vote

We believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board and executive management team on a wide range of topics including our short- and long-term business strategy, ESG matters, performance, governance practices, executive compensation program and other matters of importance. As part of this commitment, and partially in response to a say-on-pay vote at our 2020 Annual Meeting of Shareholders that was lower than in previous years, our Board and management team expanded our regular shareholder engagement to better understand the views of our shareholders. Through this process, we reached out to our 30 largest shareholders, who collectively hold about 60% of our outstanding shares, as well as certain additional shareholders that were significant shareholders during 2020. The table below provides a summary of what we heard from shareholders and how we have responded.

What We Heard	How We Responded

▪    Use a rate of return metric in the Annual Incentive Program (AIP) that can be calculated based on GAAP financial statements

▪    Move towards a more formulaic AIP

▪    Increase disclosure of environmental, social and governance (ESG) factors

▪    Include additional metrics in the Long-Term Incentive Program (LTIP) with an increased tie to absolute performance

▪    Some of our shareholders disfavor a classified board structure

✓    Incorporated a GAAP-based rate of return metric (Cash Returned on Capital Employed) into the 2021 AIP

✓    Redesigned the AIP with formulaic scoring for 2021 program

✓    Increased disclosure of ESG factors in this Proxy Statement and issued our inaugural Corporate Sustainability Report

✓    Included quantitative and qualitative ESG goals in our 2021 AIP

✓    Compensation Committee is considering appropriate avenues to include additional metrics for 2021 LTIP awards

✓    Board annually reviews our board structure and continues to believe our current structure is appropriate and in the best interests of shareholders

Proposal 1

Election of Directors

Board Structure

There are currently nine directors on our Board, divided into three equal classes. The terms of office of the three Class II directors will expire at the Annual Meeting. Each nominee is currently a director, and all nominees were previously elected to the Board by our shareholders.

The following table provides a snapshot of the current members of the Board and its committees.

Director Nominees	Class	Term Expires	Director Since	Committee Membership
Audit	Compensation	NESG
Karl E. Bandtel	II	2021	2016
Matthew G. Hyde	II	2021	2018
Jeffrey H. Tepper	II	2021	2016
Continuing Directors
Pierre F. Lapeyre, Jr.	III	2022	2016
David M. Leuschen	III	2022	2016
Sean R. Smith	III	2022	2020
Maire A. Baldwin	I	2023	2016
Steven J. Shapiro (Chairman)	I	2023	2019
Robert M. Tichio	I	2023	2016
= Chair	= Member

Director Nomination Process

The Nominating, Environmental, Social and Governance (NESG) Committee of our Board identifies, evaluates and recommends director candidates to our Board with the goal of identifying individuals with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the NESG Committee may also consider certain other criteria as set forth in our Corporate Governance Guidelines, including:

▪	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
▪	the candidate’s experience as a board member of another publicly held company and, in the case of an incumbent director, such director’s past performance on our Board;
▪	the candidate’s professional and academic experience relevant to our industry;
▪	the strength of the candidate’s leadership skills;
▪	the candidate’s experience in finance and accounting and/or executive compensation practices;
▪	the diversity of the Board in terms of gender, race, ethnicity, age, sexual orientation, professional background and otherwise; and
▪	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The NESG Committee and the Board monitor the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively. The NESG Committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as through executive search firms engaged by the NESG Committee to assist in the process.

We are committed to building a diverse Board comprised of individuals from different backgrounds, including differences in viewpoints, education, gender, race or ethnicity, age and other individual qualifications and attributes. While our Board is comprised of directors with diverse background, experience and gender, our Board currently lacks diversity in terms of race and ethnicity, and we are seeking opportunities to enhance this diversity. In 2020, we revised our director nomination process to better reflect our commitment to board diversity, including the clarification that any search firm retained by our NESG Committee to assist in a director search process will be directed to present a diverse pool of candidates, including women, minority and other candidates of underrepresented communities.

Our Corporate Governance Guidelines require that each nominee for director sign and deliver to our Board an irrevocable letter of resignation that becomes effective if (a) the nominee does not receive a majority of the votes cast in an uncontested election, and (b) the Board decides to accept the resignation. The Board has received such conditional letters of resignation from each of the nominees named in Proposal 1.

While the NESG Committee will consider nominees suggested by shareholders, it did not receive any shareholder nominations for the Annual Meeting prior to the deadline for such nominations.

Summary of Director Qualifications

The biographies of the members of our Board have a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix highlights key qualifications, skills, diversity and other attributes each director brings to the Board. More details on each director’s qualifications, skills and expertise are included in the director biographies on the following pages.

	Maire Baldwin	Karl Bandtel	Matthew Hyde	Pierre Lapeyre	David Leuschen	Steven Shapiro	Sean Smith	Jeffrey Tepper	Robert Tichio
Age	55	54	65	58	69	69	48	55	43
Tenure	4	4	3	4	4	1	1	5	4
Gender Diversity
Accounting / Financial Oversight
Business Development / M&A
ESG Oversight
Executive Leadership
Finance / Capital Markets
Geology / Reservoir Engineering
Investor Relations
Marketing / Midstream
Public Company Board
Strategic Planning / Risk Management

Director Nominees

The three nominees for election as Class II directors are listed below. If elected, the nominees will serve on our Board for a term of three years expiring at our Annual Meeting of Shareholders in 2024 and until their respective successors are duly elected and qualified. Each of the nominees currently serves on our Board.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by our Board. As of the mailing of these proxy materials, our Board has no reason to believe any director nominee would not be available to serve.

Karl E. Bandtel
✓Independent •Director since 2016 •Age: 54 Committees ▪NESG Committee (Chair) ▪Audit Committee

Karl E. Bandtel has served as a director since October 2016. Mr. Bandtel was a Partner at Wellington Management Company, where he managed energy portfolios from 1997 until June 30, 2016, when he retired. He holds a Master of Business Administration and a Bachelor of Business Administration from the University of Wisconsin-Madison.

We believe Mr. Bandtel is qualified to serve on our Board due to his extensive experience in evaluating and investing in energy companies, both public and private, and to his executive management skills developed as part of his career with Wellington Management Company.

Matthew G. Hyde
✓Independent •Director since 2018 •Age: 65 Committees ▪NESG Committee ▪Compensation Committee

Matthew G. Hyde has served as a director since January 2018.  Previously, Mr. Hyde was Senior Vice President of Exploration at Concho Resources Inc. from 2010 to 2016.  After leaving Concho, Mr. Hyde was retired until joining our Board in January 2018. From 2008 to 2010, Mr. Hyde served as Concho’s Vice President of Exploration and Land.  From 2001 to 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation (NYSE: OXY).  Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman from 1998 to 2001.  Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities.  From 2008 to 2012, Mr. Hyde served in various leadership positions, including the Executive Committee and Chairman of the Board, for the New Mexico Oil & Gas Association (NMOGA), which promotes the safe and environmentally responsible development of oil and natural gas resources in New Mexico.  Mr. Hyde has also served as a director of privately held Birch Permian Holdings, Inc. since April 2018. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology.  Mr. Hyde also holds a Master of Business Administration from the University of California, Los Angeles.

We believe Mr. Hyde is qualified to serve on our Board due to his extensive management and operational experience in the upstream oil and gas industry, including in the Permian Basin.

Jeffrey H. Tepper
✓Independent •Director since 2016 •Age: 55 Committees ▪Audit Committee (Chair) ▪Compensation Committee

Jeffrey H. Tepper has served as a director since February 2016.  Mr. Tepper is Founder of JHT Advisors LLC, an M&A advisory and investment firm.  From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates, where he was Head of Investment Banking and a member of the Firm’s Management Committee. As Gleacher’s former Chief Operating Officer, he also oversaw operations, compliance, technology and financial reporting.  In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as President. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the Investment Committees of Gleacher Mezzanine and Gleacher Fund Advisors.  Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the mergers & acquisitions and merchant banking departments.  Mr. Tepper has been a director of Decarbonization Plus Acquisition Corporation (NASDAQ: DCRB) since 2020 and was previously a director of Alta Mesa Resources, Inc. from March 2017 to June 2020.  Mr. Tepper received a Master of Business Administration from Columbia Business School and a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting.

We believe Mr. Tepper is qualified to serve on our Board due to his significant investment and financial experience, particularly as it relates to mergers and acquisitions, corporate finance, leveraged finance and asset management.

Vote Required and Board Recommendation

The election of each of our Class II director nominees requires the vote of a majority of the votes cast at the Annual Meeting, which means the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named above.

Continuing Directors

The terms of the six Class III and Class I directors will continue after the Annual Meeting and will expire at our 2022 (Class III) or 2023 (Class I) Annual Meeting of Shareholders. The biographies of these Continuing Directors are listed below.

Maire A. Baldwin
✓Independent Director •Director since 2016 •Age: 55 Committees ▪Compensation Committee (Chair) ▪Audit Committee ▪NESG Committee

Maire A. Baldwin has served as a director since October 2016 and was previously the Lead Independent Director from May 2018 to March 2020. Ms. Baldwin was employed as an Advisor to EOG Resources, Inc. (NYSE: EOG), an independent U.S. oil and gas company from March 2015 until April 2016. Prior to that, she served as Vice President Investor Relations at EOG from 1996 to 2014. Ms. Baldwin has served as a director of the Houston Parks Board since 2011, a non-profit dedicated to developing parks and green space in the greater Houston area where she serves on several committees. She is co-founder of Pursuit, a non-profit dedicated to raising funds and awareness of adults with intellectual and developmental disabilities. Ms. Baldwin has a Master of Business Administration and a Bachelor of Arts degree in Economics from the University of Texas at Austin.

We believe Ms. Baldwin is qualified to serve on our Board due to her experience in the energy industry. From her executive experience with EOG, Ms. Baldwin has a deep understanding of the oil and gas industry generally and investor relations issues specifically, which we believe gives her an important insight into best practices relating to shareholder engagement and an understanding of the investment community’s expectations for public companies in our industry.

Pierre F. Lapeyre, Jr.
•Director since 2016 •Age: 58

Pierre F. Lapeyre, Jr. has served as a director since October 2016. Mr. Lapeyre is a Founder of Riverstone Holdings, LLC, a private equity firm specializing in energy investments and has been a Partner/Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Lapeyre was a Managing Director of Goldman Sachs in its Global Energy and Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, particularly the midstream, upstream and energy service sectors. Mr. Lapeyre served as a non-executive board member of Riverstone Energy Limited (LSE: REL) from May 2013 until October 2020 and serves on the boards of directors or equivalent bodies of a number of public and private Riverstone portfolio companies and their affiliates. Mr. Lapeyre has also served as a director of Decarbonization Plus Acquisition Corporation (NASDAQ: DCRB) since August 2020, Decarbonization Plus Acquisition Corporation II (NASDAQ: DCRNU) since February 2021, and he was previously a director of Alta Mesa Resources, Inc. from February 2018 until June 2020. He has a Master of Business Administration from the University of North Carolina at Chapel Hill and a Bachelor of Science in Finance and Economics from the University of Kentucky.

We believe Mr. Lapeyre is qualified to serve on our Board due to his extensive financing, mergers and acquisitions and investing experience in the energy and power industries. Furthermore, as a result of Mr. Lapeyre’s service on the boards of various energy and power companies, he is able to share best practices relating to transactions, risk oversight, shareholder engagement, corporate governance, corporate responsibility and management.

David M. Leuschen
•Director since 2016 •Age: 69

David M. Leuschen has served as a director since October 2016. Mr. Leuschen is a Founder of Riverstone and has been a Senior Managing Director since 2000. Prior to founding Riverstone, Mr. Leuschen was a Partner and Managing Director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen joined Goldman Sachs in 1977, became head of the Global Energy and Power Group in 1985, became a Partner of that firm in 1986 and remained with Goldman Sachs until leaving to found Riverstone in 2000. Mr. Leuschen also served as Chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential investments by Goldman Sachs in the energy and power industries and was responsible for establishing and managing the firm’s relationships with senior executives from leading companies in all segments of the energy and power industry. Mr. Leuschen has served as a non-executive board member of REL since May 2013 and serves on the boards of directors or equivalent bodies of a number of private Riverstone portfolio companies and their affiliates. Mr. Leuschen has also served as a director of Decarbonization Plus Acquisition Corporation (NASDAQ: DCRB) since August 2020, Decarbonization Plus Acquisition Corporation II (NASDAQ: DCRNU) since February 2021 and was previously a director of Alta Mesa Resources, Inc. from February 2018 until June 2020. Mr. Leuschen received a Master of Business Administration from Dartmouth’s Amos Tuck School of Business and a Bachelor of Arts degree from Dartmouth College.

As a founder of Riverstone, Mr. Leuschen has overseen investments in, and the operations of, various companies in the energy and power industries. Mr. Leuschen also serves as a director on the boards of various other energy and power companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance. For these reasons, among others, we believe Mr. Leuschen is qualified to serve as a director.

Steven J. Shapiro
✓Independent Chairman of the Board •Director since 2019 •Age: 69 Committees ▪Compensation Committee ▪NESG Committee

Steven J. Shapiro has served as a director since October 2019 and became the Chairman of the Board in April 2020. Mr. Shapiro is a Senior Advisor to Outfitter Energy Capital, a private equity group focused on the energy industry, a position he has held since December 2016. From 2006 through December 2016, Mr. Shapiro was a Senior Advisor to TPH Partners, the legacy private equity business of Tudor, Pickering, Holt & Co. From 2000 to 2006, Mr. Shapiro held various leadership positions at Burlington Resources Inc., an oil and gas exploration and production company, including Executive Vice President of Finance and Corporate Development and Executive Vice President and Chief Financial Officer. While at Burlington Resources, he also served on the Board of Directors starting in 2004. From 1993 to 2000, Mr. Shapiro served as Senior Vice President, Chief Financial Officer and Director at Vastar Resources, Inc., an oil and gas exploration and production company. Previously, Mr. Shapiro spent 16 years with Atlantic Richfield Company, a global oil and gas company, beginning as a planning analyst in 1977 and later holding a variety of positions in ARCO’s coal and minerals businesses.

Mr. Shapiro is also a Director of Elk Meadows Resources, LLC, a private oil and gas exploration and production company, a position he has held since 2013. Mr. Shapiro previously served from 2004 to January 2019 as a Director of Barrick Gold Corporation, a gold mining company (Nasdaq: GOLD); from 2010 to 2017 as Chairman of GeoSynFuels, LLC, a private biofuels company; from 2006 to 2012 as a Director of El Paso Corporation, an oil and gas exploration and production company; and from 2010 to 2012 as a Director of Asia Resource Minerals PLC, a coal exploration and mining company. Mr. Shapiro holds an undergraduate degree in Industrial Economics from Union College and a Master of Business Administration from Harvard University.

From his executive experience with Burlington Resources, Mr. Shapiro has significant oil and gas operating experience and knowledge of the complex financial issues that public companies face. Mr. Shapiro has also served on the Board of Directors of other publicly traded companies, and we believe his knowledge and experience in this area will further strengthen our Board.

Sean R. Smith
•Director since 2020 •Age: 48

Sean R. Smith has served as our Chief Executive Officer and as a director since April 2020. Previously, Mr. Smith served as our Chief Operating Officer since October 2016. From May 2014 until October 2016, he served as Vice President, Geosciences of Centennial Resource Production, LLC, the private Centennial that was later acquired in connection with our business combination. Prior to joining Centennial, Mr. Smith worked at QEP Resources from February 2013 to May 2014, where he served in several roles, including as a General Manager, leading the geoscience, regulatory and reservoir engineering departments for the Williston, Powder River and Denver Julesburg Basins. Prior to QEP Resources, from 2005 to February 2013, Mr. Smith worked at Resolute Energy Corporation as a Manager and Geologist. He has also worked in various geotechnical roles at Kerr-McGee and Sanchez Oil & Gas. Mr. Smith earned his Bachelor of Arts degree in Geology from Lawrence University.  He is licensed with the Texas Board of Professional Geoscientists.

We believe that Mr. Smith’s role as the Chief Executive Officer, as well as his substantial experience with and understanding of the energy industry and public companies generally and our company and its assets specifically, qualify him to serve as a member of our Board.

Robert M. Tichio
•Director since 2016 •Age: 43

Robert M. Tichio has served as a director since October 2016. Mr. Tichio is a Partner of Riverstone and joined Riverstone in 2006. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisitions group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts. Mr. Tichio serves on the boards of a number of Riverstone portfolio companies and their affiliates and has been a director of Talos Energy Inc. (NYSE: TALO) since April 2012.  Mr. Tichio has been a director of Decarbonization Plus Acquisition Corporation (NASDAQ: DCRB) since August 2020 and currently serves as the Chairman. He has also been a director of Decarbonization Plus Acquisition Corporation II (NASDAQ: DCRNU) since December 2020. He holds a Master of Business Administration from Harvard Business School and a Bachelor of Arts degree from Dartmouth College.

We believe Mr. Tichio is qualified to serve on our Board due to his capital markets and mergers and acquisitions experience. Mr. Tichio also serves as a director on the boards of other energy companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance, management and capital markets transactions.

Corporate Governance

Governance Highlights

We are committed to corporate governance practices that promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below sets forth some of our most important governance highlights, which are described in more detail in this Proxy Statement.

Board and Committee Structure

✓ Independent Chairman of the Board	✓ Classified Board
✓ 5 of 9 Independent Directors	✓ Independent Committee Members
✓ Diverse Board Skills and Experience	✓ Majority Voting in Uncontested Director Elections

Board and Committee Governance; Board’s Role in Risk Oversight

✓ Corporate Governance Guidelines	✓ Annual Board and Committee Self-Evaluations
✓ Code of Business Conduct and Ethics	✓ Director Education
✓ Board and Committee Risk Oversight	✓ Active Shareholder Engagement
✓ No Shareholder Rights (Poison Pill) or Similar Plan	✓ Confidential Complaint and Reporting Procedures
✓ Regular Review and Update of Committee Charters and other Governance Policies	✓ Review of Related Person Transactions and other potential Conflicts of Interests

Our website (www.cdevinc.com) includes materials that are helpful in understanding our corporate governance practices, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy for Related Person Transactions, Policy for Accounting-Related Complaints and charters for the committees of our Board.

Board Role in Risk Oversight

As an oil and gas exploration and production company, we encounter a variety of risks, including, among others, commodity price volatility and supply and demand risks, risks associated with rising costs of doing business, availability of capital and financing, risks associated with our development, acquisition and production activities, environmental and other regulatory risks, weather-related risks and political instability. In 2020, many of the risks we face were exacerbated by COVID-19 and the ensuing global health pandemic. We encourage you to read our discussion of some of the risks we face in the “Risk Factors” section of our 2020 Annual Report.

Our senior management is responsible for the day-to-day management of the risks we face. We have a Risk Management Committee comprised of our Chief Financial Officer, Chief Operating Officer and General Counsel, and such other officers and employees as may be appointed from time to time by the committee. The committee meets regularly to identify, assess and manage our risk exposures and periodically reports significant risk exposures to the Audit Committee or the Board.

Our Board, directly and through its committees, oversees our management of risk exposures. Specifically, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate to address the risks we face and function as intended. Accordingly, during the course of each year, the Board (1) reviews and approves management’s operating plans and considers any risks that could affect operating results, (2) reviews the structure and operation of our various departments and functions and (3) in connection with the review and approval of particular transactions and initiatives, reviews related risk analyses and mitigation plans.

The Board has delegated certain risk oversight responsibility to its Committees. The following table identifies the primary risk oversight of each Committee.

Audit Committee	Compensation Committee	NESG Committee

▪     Financial statements and financial reporting processes

▪     Related person transactions

▪     Cybersecurity

▪     Oil and gas reserves

▪     Management’s general guidelines, policies and processes to identify and address risk exposures

▪     The adequacy and effectiveness of our internal control policies and procedures

	▪ Risks related to compensation arrangements and whether performance goals encourage excessive risk taking ▪ Retention risks ▪ Other risks relating to our human capital	▪ Corporate governance, including board structure ▪ Succession planning ▪ ESG matters

Board Independence

NASDAQ listing rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is generally defined as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Maire Baldwin, Karl Bandtel, Matthew Hyde, Steven Shapiro and Jeffrey Tepper are independent within the meaning of the NASDAQ listing rules. Further, our Board has determined that Maire Baldwin, Karl Bandtel and Jeffrey Tepper, the current members of the Audit Committee, are independent with the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Succession Planning

The NESG Committee oversees and approves plans for succession planning. As it relates to CEO succession planning, the Committee identifies the qualities and characteristics necessary for an effective CEO and monitors and reviews the development and progression of potential candidates against these standards. The Committee also regularly consults with the CEO on senior management succession planning.

During 2020, the NESG Committee (known at the time as the Nominating and Corporate Governance Committee) recommended to the Board, and the Board approved, a CEO succession plan. Pursuant to the succession plan, following the retirement of Mark Papa, our former Chairman and CEO, the following governance changes and leadership transition became effective on April 1, 2020:

▪	The roles of Chairman of the Board and CEO were separated;
▪	Sean Smith, our former Chief Operating Officer, became our CEO;
▪	Steven Shapiro, an independent director on the Board, became the Chairman of the Board; and
▪	Matthew Garrison, our former Vice President of Geosciences, became our Chief Operating Officer.

Board Leadership Structure

We have no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. As discussed above, the Board separated the Chairman and CEO roles in 2020 pursuant to a succession plan that was put in place upon the retirement of Mr. Papa. Our Board believes this leadership structure permits the CEO to focus his attention on setting the strategic direction of our company and managing our business while allowing the Chairman to function as an important liaison between our management and the Board, enhancing the ability of the Board to provide oversight of the Company’s management and affairs.

Classified Board Structure

The Board, in consultation with the NESG Committee, has determined that a classified board structure continues to be appropriate for our company at this time and to be in the best interests of our shareholders. A classified board provides for stability, continuity and experience within our Board. In our industry in particular, long-term strategic planning is critical for the successful development of oil and natural gas resources through commodity price cycles. This structure can reduce pressure on the directors to focus on short-term results at the expense of our long-term value and success. In this regard, we believe that a three-year term for each of our directors enhances director independence from both management and shareholder special interest groups.

Majority Vote in Director Elections

Our governance documents provide for a majority voting standard in uncontested director elections. As a result, election of the director nominees named in Proposal 1 requires that each director be elected by a majority of the votes cast, meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. We believe that this majority voting standard in uncontested director elections gives our shareholders a greater voice in determining the composition of our Board than a plurality voting standard. For any director election where the number of director nominees exceeds the number of directors to be elected (in other words, a contested election), a plurality voting standard continues to apply pursuant to our governance documents.

Our Corporate Governance Guidelines include a director resignation policy to address the issue of any “holdover” director who is not re-elected but remains a director because his or her successor has not been elected or appointed. This policy requires each incumbent director that is nominated by our Board for re-election to tender an irrevocable resignation letter to the Board prior to the mailing of the proxy statement for the meeting at which such nominee is to be re-elected as director. If such incumbent director is not re-elected by a majority vote in an uncontested election, the NESG Committee will consider the tendered resignation and make a recommendation to our Board as to whether to accept or reject the resignation. The Board would then, after taking into account the recommendation of the NESG Committee, accept or reject such tendered resignation generally within 90 days following certification of the election results. Thereafter, we would publicly disclose the decision of the Board and, if applicable, the Board’s reasons for rejecting a tendered resignation. If a director’s tendered resignation is rejected, such director would continue to serve until a successor is elected, or until such director’s earlier removal or death. If a director’s tendered resignation is accepted, then the Board could fill any resulting vacancy or decrease the number of directors.

Board Meetings

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2020, the Board held 16 meetings, which was up significantly from the number of Board meetings held in recent years. More than half of these meetings occurred from March through May as the Board and its Committees were meeting regularly with the Company’s management to discuss risk assessments relating to COVID-19 and the resulting depressed commodity prices. During this timeframe, David Leuschen was unable to attend some of the meetings as a result of an ethics wall created at Riverstone to facilitate the discussion and negotiation of the debt exchange transaction that occurred in May 2020, in which Riverstone participated. As a result, Mr. Leuschen’s attendance for 2020 dropped to approximately 67% of the total number of Board meetings. No other incumbent director attended fewer than 75% of the total number of meetings of the Board held during 2020.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Environmental, Social and Governance (NESG) Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition of the committees at the end of 2020, as well as the duties and responsibilities of each of the committees, are set forth below. From time to time and as necessary to address specific issues, our Board may establish other committees.

Independent Director	Committee Membership
	Audit	Compensation	NESG
Maire A. Baldwin
Karl E. Bandtel
Matthew G. Hyde
Steven J. Shapiro
Jeffrey H. Tepper
Number of Meetings Held in 2020	7	7	4

	= Chair		= Member

Audit Committee

The principal functions of our Audit Committee are detailed in the Audit Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
▪

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

▪	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
▪	setting clear hiring policies for employees or former employees of the independent auditors;
▪	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
▪

reviewing our annual audited financial statements and quarterly financial statements with management and our independent auditors prior to their final completion and filing with the Securities and Exchange Commission (SEC);

▪	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the results of management’s testing of the operating effectiveness of controls;
▪	meeting annually with our independent petroleum reservoir engineering firm and management to review the process by which our oil and gas reserves are estimated and reported;
▪	reviewing and approving any related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;
▪	reviewing the program, policies and systems we have in place to monitor compliance with the Code of Business Conduct and Ethics and any ethics complaints we may receive; and
▪

reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our Audit Committee consists of Jeffrey Tepper, Karl Bandtel and Maire Baldwin, with Mr. Tepper serving as the Chair. We believe that Messrs. Tepper and Bandtel and Ms. Baldwin qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Tepper qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The principal functions of our Compensation Committee are detailed in the Compensation Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪

reviewing and approving on an annual basis the corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of such goals and objectives and determining and approving the compensation (if any) of our CEO based on such evaluation;

▪	reviewing and approving on an annual basis the compensation of all of our other officers;
▪	reviewing on an annual basis our executive compensation policies and plans;
▪	implementing and administering our incentive compensation plans;
▪	evaluating whether our compensation arrangements encourage unnecessary or excessive risk taking;
▪	assisting management in complying with our proxy statement and annual report disclosure requirements;
▪	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers;
▪	producing a report on executive compensation to be included in our proxy statement;
▪	selecting and retaining independent compensation consultants;
▪	supporting management’s engagement with shareholders on executive compensation matters;
▪	considering the voting results of prior say-on-pay proposals; and
▪	reviewing, evaluating and recommending changes, if appropriate, to the compensation for directors.

Our Compensation Committee consists of Maire Baldwin, Matthew Hyde, Steven Shapiro and Jeffrey Tepper, with Ms. Baldwin serving as the Chair. Our Board has affirmatively determined that Ms. Baldwin and Messrs. Hyde, Shapiro and Tepper meet the definition of “independent director” for purposes of serving on a compensation committee under the NASDAQ listing rules.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities. For information regarding the role of our CEO, other executive officers and compensation consultants in determining our executive and director compensation, please refer to the section entitled “Compensation Discussion and Analysis—Determination of Compensation.”

Nominating, Environmental, Social and Governance Committee

In October 2020, the Board adopted changes to the charter of the NESG Committee (formerly known as the Nominating and Corporate Governance Committee) to (1) change the name of the Committee to the “Nominating, Environmental, Social and Governance Committee” and (2) expressly delegate oversight authority to the Committee on environmental, social and governance (ESG) matters.

The principal functions of our NESG Committee are detailed in the charter of the NESG Committee, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪	assisting the Board in identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
▪	recommending director nominees for election or for appointment to fill vacancies;
▪	reviewing and making recommendations to the Board on corporate governance matters;

▪	reviewing and monitoring our policies, controls and systems relating to ESG matters, as well as broader ESG trends;
▪	monitoring the independence of directors;
▪	overseeing and approving plans for CEO succession;
▪	overseeing annual evaluations of the Board, its committees and our management; and
▪	ensuring the availability of director education programs.

The NESG Committee also develops and recommends to the Board corporate governance and ESG principles and practices and assists in implementing them, including conducting a regular review of our corporate governance and ESG principles and practices. Pursuant to its charter, the NESG Committee will treat recommendations for directors that are received from our shareholders equally with recommendations received from any other source. The NESG Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.

Our NESG Committee consists of Karl Bandtel, Maire Baldwin, Matthew Hyde and Steven Shapiro, with Mr. Bandtel serving as the Chair.  Our Board has affirmatively determined that Messrs. Bandtel, Hyde and Shapiro and Ms. Baldwin meet the definition of “independent director” for purposes of serving on a nominations committee under the NASDAQ listing rules.

Director Education

Our Board believes that director education is essential to the ability of our directors to fulfill their roles as directors. When a new director joins our Board, we provide a director orientation. Directors are also encouraged to attend continuing education programs designed to enhance the performance and competencies of individual directors and our Board, including through participation in National Association of Corporate Directors (NACD) events. Directors are reimbursed for any relevant director education programs they attend.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2020, no officer or employee of the Company served as a member of our Compensation Committee. None of our executive officers serve, or have served during the year ended December 31, 2020, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our Board or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (the Code of Ethics) that applies to our directors, officers and employees and that, among other purposes, is intended to assist directors, officers and employees in recognizing, avoiding and resolving ethical issues. The Code of Ethics covers various topics, including the standards of honest, ethical and fair conduct, conflicts of interest, gifts and entertainment, use of company assets, disclosure requirements, compliance, reporting and accountability, insider information and trading, issues relating to health, safety and the environment, confidentiality, anti-corruption laws and others.

The Code of Ethics is designed to comply with SEC regulations and NASDAQ listing standards related to codes of conduct and ethics and is posted on the Investor Relations portion of our website at www.cdevinc.com. A copy of our Code of Ethics is also available free of charge, upon request directed to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website within four business days following the date of any such amendment or waiver.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on the Investor Relations portion of our website. Any person, whether or not an employee, who has a concern about our conduct or the conduct of any of our employees, may, in an anonymous manner, communicate that concern by calling one of our hotlines. Our Accounting and Compliance Whistleblower Hotline is available at 1-844-418-4481 and is intended to facilitate reporting of accounting and compliance issues. We also maintain a separate Operational Concerns Hotline, which is available at 1-844-778-5868 and is intended to facilitate reporting of concerns relating to our operations, working environment, course of dealing with contractors and other operational matters. These hotlines are available 24 hours a day, seven days a week.

Annual Board and Committee Evaluation Process

The Board and each of our committees conducted self-evaluations related to their performance in 2020, including an evaluation of each director. The NESG Committee supervises the performance evaluations and uses various processes from year to year in order to solicit feedback, including Board and committee-level questionnaires prepared by each of the Board and committee members, the responses to which are used to evaluate the effectiveness of Board and committee performance and to identify areas for improvement and issues for further discussion. Following a discussion of the results of the evaluations, the Board and each committee review and discuss the evaluation results and take this information into account when assessing the qualifications of the Board and its directors, further enhancing the effectiveness of the Board and its committees over time.

Policies Relating to our Board

Shareholder Communications with the Board

All shareholders who wish to contact the Board may send written correspondence to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. Communications may be addressed to an individual director, to the non-management or independent directors as a group or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the General Counsel and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the General Counsel, to the director or group of directors to whom they are addressed, unless there are safety or security concerns that mitigate against further transmission.

Separate Sessions of Independent Directors

Our Corporate Governance Guidelines require the Board to hold executive sessions for the independent directors, without any non-independent directors or management present, on a regularly scheduled basis but not less than twice per year. Our independent directors met in executive session on 6 occasions in 2020. Each of our independent directors attended each of the executive sessions.

Director Attendance at Annual Meeting of Shareholders

Although we do not have a formal policy regarding director attendance at our Annual Meeting of Shareholders, we encourage directors to attend. All of our directors attended the 2020 Annual Meeting of Shareholders.

Shareholder Engagement

We believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board and executive management team on a wide range of topics including our short- and long-term business strategy, performance, ESG matters, governance practices, executive compensation program and other matters of importance. As part of this commitment, and partially in response to a say-on-pay vote at our 2020 Annual Meeting of Shareholders that was lower than in previous years, our Board and management team expanded our regular shareholder engagement to better understand the views of our shareholders. Through this process, we reached out to our 30 largest shareholders, who collectively hold about 60% of our outstanding shares, as well as certain additional shareholders that were significant shareholders during 2020.

For more information on what we heard from our shareholders and how we have responded, please read “Response to 2020 Say-on-Pay Vote and Shareholder Outreach” on page 24.

Environmental, Social and Governance (ESG) Initiatives

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, inclusive, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to ESG matters.

In early 2021, we published our inaugural Corporate Sustainability Report, which is available on our website at www.cdevinc.com/corporate-sustainability. The Report builds upon and substantially expands our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce diversity and development, wellbeing and community engagement matters. Below are some highlights from our Corporate Sustainability Report.

Board Governance	▪ Separated the roles of Chairman and CEO in 2020 with the appointment of an independent Chairman of the Board ▪ Majority voting standard in uncontested director elections
ESG Management & Oversight

▪     Formed an ESG working group, consisting of select individuals from across the organization, to manage our ESG initiatives and regularly report to the NESG Committee

▪     Delegated specific authority to oversee ESG matters to the NESG Committee  (re-named as a result to reflect the ESG oversight role)

Water Recycling	▪ Recycled and reused 4.8 million barrels of water in 2020 ▪ Increased water recycling by 60% from 2019 levels
Flaring	▪ Reduced the percentage of natural gas flared by 38% from 2019 levels ▪ Flared only 0.5% of natural gas volumes in Q4 2020 ▪ Set a 2021 flaring target of 1% of all produced natural gas
Prioritizing Pipelines Over Trucks	▪ Transported 99% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads
Responsibly Powering Our Operations

▪     Used dual-fuel systems on drilling rigs and completion equipment to reduce diesel consumption and related emissions

▪     Connected our Reeves County, TX wells to the electric grid, reducing the use of diesel and natural gas generators (and the related emissions) from 135 to 10

Emission Detection	▪ Expanded our leak detection and repair program to identify and manage fugitive emissions, including through inspections using optical gas imaging cameras
Land Use

▪     Utilized multiple wells pads and centralized production facilities, which reduce surface impact compared to single well pads and facilities

▪     Limited oil spills to 0.003% of oil produced in 2020

▪     Limited produced water spills to 0.014% of water produced in 2020

Health & Safety	▪ Suffered 0 recordable employee injuries in 2020 ▪ Suffered 0 reported workplace transmissions of COVID-19
Diversity & Inclusion

▪     Women accounted for 38% of our employees (and 34% of our supervisors and managers) as of December 31, 2020

▪     Minorities accounted for 24% of our employees (and 11% of our supervisors and managers) as of December 31, 2020

Audit Committee Report

The Audit Committee has reviewed and discussed with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2020 (the Audited Financial Statements).

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, as in effect on the date of this Proxy Statement.

The Audit Committee has: (1) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (2) received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (3) discussed with KPMG LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Jeffrey H. Tepper (Chair)

Maire A. Baldwin

Karl E. Bandtel

Compensation Discussion and Analysis

2020 Highlights

Introductory Note

The COVID-19 pandemic created unprecedented challenges for the global economy, our industry and our company in 2020. In response to the pandemic, we took early action implementing protocols to protect the health and safety of our employees, contractors and their families. Through a series of precautionary measures, including remote working for many of our employees, we were able to keep our workforce safe without experiencing any operational disruptions or reported COVID-19 workplace transmissions.

The pandemic, taken together with related governmental actions, resulted in a significant decline in the demand for oil and natural gas. As a result, we saw extremely depressed commodity prices, including oil prices that briefly went negative in April 2020. In response, we adjusted our operational plans to preserve capital by halting all drilling and completion operations in the second and third quarters, reduced our workforce by approximately 23% to better align our headcount with operational needs and reduced the salaries and cash retainers of our officers, employees and directors.

Despite the significant challenges posed by the pandemic, our company achieved many accomplishments in 2020, which was a transformational year for us. We completed our CEO succession plan in April 2020 with the appointment of Sean Smith as our new CEO. In addressing the challenged commodity price environment, our management team accelerated our transition away from a growth-oriented company to a company that prioritizes capital efficiency and discipline with a goal of achieving sustainable free cash flow. We believe this realigned company, which we refer to informally as “Centennial 2.0,” better positions us for the future. Some highlights of our operational and financial performance are outlined below.

Operational and Financial Performance

Here are some highlights of what we achieved in 2020 and early 2021:

✓   Generated free cash flow of $40 million in Q3 – Q4, with proceeds used to repay borrowings under our credit facility

✓   Reduced cost structure, including an 18% reduction in our combined lease operating and cash general & administrative expenses for the second half of 2020 compared to the prior year period (on a per Boe basis)

✓   Decreased drilling, completions and facilities costs to approximately $850 per lateral foot for each well completed in the second half of 2020 (a 29% reduction from Q4 2019)

✓   Executed a debt exchange in May 2020 that reduced the principal amount of our senior notes by $127 million

✓   Reduced corporate oil decline rate to the low 30s from the low 50s at year-end 2019

✓   Increased water recycling by 60% from 2019 levels

✓   Reduced the percentage of natural gas flared by 38% from 2019 levels

✓   Released inaugural Corporate Sustainability Report

Response to 2020 Say-on-Pay Vote and Shareholder Outreach

At our 2020 Annual Meeting of Shareholders, 79% of the votes cast by our shareholders supported our say-on-pay proposal, which was a decline from the 97% average support level we had received in the prior two years.  This disappointing outcome prompted the Compensation Committee to expand our regular shareholder engagement to better understand their views of our compensation program. Through this process, we reached out to our 30 largest shareholders, who collectively represent about 60% of our outstanding shares, as well as certain additional shareholders that were significant shareholders during 2020.

The table below provides a summary of what we heard from shareholders regarding compensation-related matters and how we have responded.

What We Heard	How We Responded

▪    Use a rate of return metric in the Annual Incentive Program (AIP) that can be calculated based on GAAP financial statements

▪    Move towards a more formulaic AIP

▪    Increase disclosure of ESG factors

▪    Include additional metric(s) in the Long-Term Incentive Program (LTIP) with an increased tie to absolute performance

✓   Incorporated a GAAP-based rate of return metric (Cash Return on Capital Employed) into the 2021 AIP

✓   Redesigned the AIP with formulaic scoring for 2021 program

✓   Increased disclosure of ESG factors in this Proxy Statement and issued our inaugural Corporate Sustainability Report

✓   Included quantitative and qualitative ESG goals in our 2021 AIP

✓   The Compensation Committee is considering appropriate avenues to include additional metrics for 2021 LTIP awards

Pay for Performance

Our executive compensation program ties a significant portion of our named executive officers’ compensation to the operational, financial and stock price performance of our company. The following graphic illustrates how our executives’ realized pay in 2020 aligns with our 2020 stock price performance.

In addition to the direct and meaningful impact of our stock price decline on our executives’ realized pay, the following events and Compensation Committee actions impacted their 2020 realized pay:

▪	Performance stock units granted in 2017 achieved a 0% payout in 2020 given our shareholder returns during the 2017-2020 performance period.
▪	Compensation Committee exercised negative discretion in determining to award 2020 AIP compensation to executives at 90% of target.
▪

Compensation Committee reduced the base salaries of our executives, with reductions ranging from 10% to 25%, which remained in place until unreduced salaries were restored by the Committee on February 25, 2021.

As used above, Target pay refers to the target total compensation for our executives for 2020, which equals the total of the executive’s 2020 unreduced base salary, target Annual Incentive Program (AIP) award for 2020 and grant date value of 2020 Long-Term Incentive Program (LTIP). Realized pay refers to the total of the executive’s 2020 base salary, paid cash AIP awards for 2020 and the market value at vesting of previously granted stock-based awards that vested during 2020. NEOs refer to our named executive officers, who are identified below in the section entitled “2020 Executive Compensation Program,” and the NEO amounts in the graphic exclude 2020 CEO compensation.

Compensation Best Practices

The Compensation Committee believes that our executive compensation program follows best practices and is aligned with long-term shareholder interests. Below are highlights of our current compensation practices.

What We Do

✓   Pay for performance. Align our executives’ compensation with our operational, financial and stock price performance by having a majority of total compensation consist of performance-based compensation.

✓   Ownership Guidelines. Maintain robust Stock Ownership Guidelines for our NEOs and directors.

✓   Review Market Data. Review market data of peer group companies to ensure competitive compensation relative to the market.

✓   Compensation Consultant. Use an independent compensation consultant retained by, and reporting directly to, our Compensation Committee.

✓   Clawback Policy. Have a Clawback Policy that applies to our NEOs.

✓   Double-Trigger Change in Control Benefits. Maintain a Severance Plan where cash severance and equity vesting only occur upon a qualifying termination following a change-in-control transaction.

✓   Risk Assessments. Conduct an annual risk assessment of compensation practices to ensure avoidance of excessive risk taking.

✓   PSU Cap. Cap payout of PSUs at target if our absolute shareholder return is negative for the performance period.

✓   Evolving Program. Compensation program continues to evolve based on shareholder feedback and evolving market standards.

✓   ESG. ESG performance goals included in the Annual Incentive Program.

What We Don’t Do

   Hedging or Pledging. We do not allow hedging or pledging of company securities by directors, officers or employees.

   Tax Gross-Ups. We do not provide tax gross-ups for severance or change in control payments to our NEOs or other officers or employees.

   Excessive Perquisites. We do not provide significant perquisites to any of our NEOs or other officers.

   Employment Agreements. We do not have employment agreements with our NEOs or other officers.

   Guarantee bonuses. We do not guarantee bonuses to any of our NEOs or other officers or employees.

   Repricing of Options. We do not permit repricing of underwater stock options without shareholder approval.

2020 Executive Compensation Program

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our current and former principal executive officer, principal financial officer and three other most highly compensated executive officers during 2020. Our named executive officers (NEOs) for 2020 are:

Executive	Title
Sean R. Smith	Chief Executive Officer (CEO)
George S. Glyphis	Vice President and Chief Financial Officer (CFO)
Davis O. O’Connor	Vice President and General Counsel (GC)
Matthew R. Garrison	Vice President and Chief Operating Officer (COO)
Brent P. Jensen	Vice President and Chief Accounting Officer (CAO)
Mark G. Papa	Former Chief Executive Officer (Former CEO)

On March 31, 2020, Mark Papa retired as our CEO and Chairman, and Sean Smith became our CEO on April 1, 2020. Mr. Smith had previously served as our Vice President and Chief Operating Officer, and Matthew Garrison (former Vice President of Geosciences) was elevated to that position on April 1, 2020.

Elements of 2020 Compensation Program

The primary elements of our executive compensation program and the purpose of each component are summarized in the following table.

Type		Element	Purpose
Fixed	Base Salary		▪ Attract and retain qualified executives ▪ Provide a level of fixed pay based on the executive’s role, skills, experience and performance
Variable	Annual Incentive Program (AIP)		▪ Provide incentives to attain the Company’s and executive’s short-term financial, operational and strategic goals ▪ Align executive’s interests with those of our shareholders
	Long-Term Incentive Plan (LTIP)	Restricted Stock	▪ Incentivize long-term shareholder value creation through stock price performance ▪ Promote retention of executives ▪ Promote stock ownership by executives
		Performance Stock Units (PSUs)	▪ Incentivize long‑term stock price performance relative to industry peers ▪ Promote retention of executives

2020 Compensation Mix

A significant portion of our executive compensation is performance-based. The graphics below show the mix of compensation elements for our current CEO and other NEOs in 2020 based on the information included in the Summary Compensation Table. Compensation for our executives is heavily weighted towards variable or “at-risk” pay elements that are only earned based on achievement of performance goals or through continued employment through the award’s vesting period. The ultimate realized value of these variable pay elements, if earned at all, fluctuates or depends on company performance as determined by our Compensation Committee, as well as our stock price.

CEO Compensation Mix	Average NEO Compensation Mix

Base Salaries

We pay market competitive base salaries to our NEOs to attract and retain qualified executives. In setting our NEOs’ base salaries, the Compensation Committee considers the role, skills, experience and performance of each executive, as well as industry and market conditions and competitive market data within our peer group and industry.

In early 2020, the Compensation Committee increased the base salaries of Mr. Smith and Mr. Garrison in connection with their promotions to CEO and COO, respectively. No other NEOs received base salary increases in 2020. In addition, in response to the COVID-19 pandemic, we temporarily reduced the base salary of all employees, including the NEOs, as part of a series of measures we took to reduce expenses and further align the short-term executive compensation with the shareholder experience, effective May 10, 2020. While the non-officer salaries were restored in August 2020, the executive salary reductions remained in place until February 25, 2021, at which point the unreduced salaries were restored by the Committee. The following table presents the salary rates for our NEOs in 2019 and 2020, as well as our NEOs’ reduced salary rates following the reduction described above.

Executive	2019 Salary	Initial 2020 Salary	% Change	Reduced 2020 Salary	% Change

Sean R. Smith	$491,625	$725,000	+47%	$543,750	-25%
George S. Glyphis	$443,477	$443,477		$376,955	-15%
Davis O. O’Connor	$399,129	$399,129		$359,216	-10%
Matthew R. Garrison	$349,830	$390,000	+11%	$351,000	-10%
Brent P. Jensen	$349,830	$349,830		$314,847	-10%
Mark G. Papa	$800,000	$800,000		N/A	N/A

Annual Incentive Program (AIP)

Our Annual Incentive Program (AIP) is designed to promote the achievement of annual financial, operational and strategic goals that are aligned with the creation of shareholder value. Each year, our Compensation Committee sets an AIP target percentage for each NEO, expressed as a percentage of the NEO’s base salary, based on the pay level that the Compensation Committee deems to be competitive and appropriate assuming all of the Company’s and NEO’s goals are achieved at target levels. After the year is completed, the Committee reviews Company and individual performance and determines what it believes to be the appropriate AIP payout, if any, for each NEO, with possible payouts ranging from 0% to 300% of the NEO’s base salary.

In July 2020, the Compensation Committee decided to increase the AIP target percentages for Mr. O’Connor and Mr. Jensen to remain competitive with peer data. The Committee also increased the target percentages for Mr. Smith and Mr. Garrison in connection with their promotions to CEO and COO in April 2020, respectively. The following table presents the AIP target percentages for each NEO for 2019 and 2020 except for Mr. Papa, who retired in early 2020 and therefore did not receive an AIP award for 2020.

Executive	2019 Target Bonus	2020 Target Bonus

Sean R. Smith	100%	120%
George S. Glyphis	100%	100%
Davis O. O’Connor	85%	90%
Matthew R. Garrison	80%	95%
Brent P. Jensen	70%	85%

In evaluating 2020 performance, the Compensation Committee focused on the Company’s performance goals for 2020 and the individual contributions of each NEO. As discussed above, 2020 was a transformational year for the Company, and an early indication of that progression can be seen in the performance goals for the 2020 AIP, which were approved by the Compensation Committee after the management transition. For example, given the significant challenges posed by the COVID-19 pandemic, a principal goal of our company was to protect the balance sheet by minimizing cash flow deficits and reducing costs across the board with a particular focus on capital expenditures, lease operating expenses (LOE) and cash general & administrative expenses (G&A). As a result, these performance goals were featured with more prominence in our 2020 AIP.

The Compensation Committee collectively assigned a majority weighting to the performance goals where company performance can be quantitatively measured. These quantitative metrics are set forth below.

Category	Performance Goal	Assessment
Balance Sheet	• Reduce capital expenditures to limit cash flow deficits	✓ Reduced capital expenditures by 70% from 2019 levels ✓ Generated $40 million in free cash flow(1) in Q3 and Q4
Cost Structure	• LOE per Boe: $4.80	✓ Achieved $4.45
	• Cash G&A per Boe: $2.05	✓ Achieved $2.03
Rate of Return	• Maximize unlevered before-tax rate of return on 2020 capital investment program(2)	✓ Achieved 14% rate of return
Production and Other Unit Costs(3)	• Daily oil production (Bo/d): 35,500	✓ Achieved 36,084 Bo/d
	• GP&T per Boe: $2.91	✓ Achieved $2.90
	• Interest expense per Boe: $2.65	Achieved $2.66
	• DD&A per Boe: $15.50	✓ Achieved $14.59

(1)

Free cash flow is a non-GAAP term that we define as net cash provided by operating activities before changes in working capital, less incurred capital expenditures. See Appendix A of this Proxy Statement for a reconciliation to net cash provided by operating activities, our most directly comparable financial measure calculated in accordance with GAAP.

(2)

The calculation of the Rate of Return Metric is based on the estimated recoverable reserves (net to our interest) for all operated wells turned on production in 2020, the estimated net present value of the future net cash flows from such reserves (for which we utilize certain assumptions regarding future commodity prices and operating costs) and our direct net costs incurred in the drilling and completion of such wells (inclusive of well-level facilities expenditures). This calculation also includes certain indirect capital expenditures, such as infrastructure-related expenditures, capital expenditures related to the acquisition of undeveloped leasehold through organic oil and gas leasing and other related land expenditures, and expenditures for seismic, geological and geophysical services and data. The calculation also includes the impact of financial commodity derivative contracts, general and administrative expenses and other similar expenses.  Such calculation excludes interest and income tax expenses. The Rate of Return Metric cannot be calculated from our consolidated audited financial statements.

(3)

Daily oil production refers to our net average daily oil production; GP&T refers to our gathering, processing and transportation expenses; interest expense refers to the total interest accrued during 2020 on our debt instruments (excluding amortization of debt issuance costs and debt discount and interest capitalized) and DD&A refers to our depreciation, depletion and amortization expenses.

In addition, the Compensation Committee considered a variety of qualitative factors and achievements in the following pre-established categories:

Qualitative Factors	Achievements
Health, Safety and Environmental

✓   Established an ESG team that oversees ESG matters and explores and directs operational improvements

✓   Published inaugural Corporate Sustainability Report

✓   Limited Total Reportable Incident Rate (TRIR) for employees and contractors to 0.5 per 200,000 work hours

✓   Limited oil spills to 0.003% of oil produced

✓   Limited produced water spills to 0.014% of water produced

Strategic Initiatives

✓   Executed a debt exchange that reduced the principal amount of our senior notes by $127 million

✓   Developed a systematic hedging strategy to protect the balance sheet and cover basic corporate costs

✓   Completed installation of the Reeves County, Texas substation and main distribution lines to distribute electric power to field facilities

✓   Maintained (and marginally grew) leasehold acreage despite scaled back operations

In February 2021, the Compensation Committee met and evaluated the NEOs’ performance individually and against the 2020 quantitative and qualitative performance goals described above and determined that, overall, the management team had met expectations and the performance goals for the year. Among other considerations, the Compensation Committee noted that the 14% rate of return result for 2020, while below the 15% rate of return achieved in 2019, demonstrated the Company’s resilience in an extremely challenging commodity price environment.

In its discretion, the Compensation Committee also considered the Company’s weak stock price performance for 2020 and determined that it would be appropriate to make AIP payments below target for 2020. Based on the Compensation Committee’s assessment of 2020 performance and these additional considerations, the Committee awarded each NEO with an AIP cash award equal to 90% of the NEO’s 2020 Target Bonus (without regard to the temporary base salary reductions described above that were implemented in response to the COVID-19 pandemic). In a departure from prior practice, and in an effort to better align our AIP with current market practices, the Committee also discontinued the Company’s past practice of paying a portion of the NEO’s award in stock with a premium multiple, resulting in an average 21% reduction in 2020 payouts compared to 2019 payouts (excluding promoted executives).

The cash amounts paid to the NEOs under the 2020 AIP are outlined in the table below.

Executive	AIP Cash Award	% of Target

Sean R. Smith	$783,000	90%
George S. Glyphis	$399,129	90%
Davis O. O’Connor	$323,924	90%
Matthew R. Garrison	$333,450	90%
Brent P. Jensen	$267,620	90%

Long-Term Incentive Program (LTIP)

Our Long-Term Incentive Program (LTIP) is designed to encourage long-term shareholder value creation through its alignment with our stock price performance and total shareholder returns (TSR), both on an absolute basis and relative to industry peers.  As in prior years, the 2020 LTIP awards consisted of a combination of performance-based PSUs and time-based restricted stock. The Compensation Committee believes the combination of performance-based PSUs and time-based restricted stock provides a balance of incentivizing sustainable performance over an extended time frame with our long-term goals regarding executive retention and executive stock ownership. In 2020, based on a review of peer data and input from its compensation consultant, the Compensation Committee increased the weighting of the PSUs for Mr. Smith and Mr. Glyphis to 50% (from 33% in 2019) to better align with current market practices. The relative weightings for the remainder of the NEOs remained unchanged from 2019.

In July 2020, the Compensation Committee made 2020 LTIP awards to our NEOs other than Mr. Papa, who had retired earlier in the year. In determining the target grant values for each NEO, the Compensation Committee considered peer group data provided by its compensation consultant, each NEO’s role and ability to influence and create long-term shareholder value, the existing stock-based compensation held by the NEOs and 2020 market factors, including the extremely challenged commodity price environment. Based on these considerations, the Compensation Committee determined it appropriate to reduce the grant date target value for 2020 awards from the 2019 levels. Accordingly, except for Mr. Smith and Mr. Garrison whose 2020 awards reflected their new roles as CEO and COO, respectively, the NEOs received LTIP grants in 2020 that were on average 8% lower than their 2019 grants. The following table outlines the LTIP awards received by the NEOs.

Executive	Target Number of PSUs Granted (#)	Shares of Restricted Stock Granted (#)	Total Grant Date Target Value ($)

Sean R. Smith	2,569,722	2,569,722	4,625,500
George S. Glyphis	1,281,155	1,281,155	2,306,079
Davis O. O’Connor	583,326	1,168,405	1,576,558
Matthew R. Garrison	577,200	1,156,133	1,560,000
Brent P. Jensen	453,030	907,420	1,224,405

Performance Share Units

The PSUs vest at the end of the three-year performance period (July 2020 through June 2023) based on our TSR ranking relative to our compensation peer group. As depicted in the graphic below, the number of PSUs actually earned for the performance period will range from 0% to 200% of the target number of PSUs granted based on our relative TSR ranking, with no PSUs being earned if our relative TSR percentile ranking is below 30%. However, if we experience a negative TSR over the performance period, measured on an absolute basis, the number of PSUs that may be earned is capped at 100% of the target number of PSUs, regardless of our relative TSR performance. The earned PSUs (if any) are payable in cash at the end of the performance period.

Vesting of 2017 PSUs

The PSU awards granted in August 2017 were eligible to vest at the end of the three-year performance period ending on June 30, 2020, subject to our relative and absolute TSR during the performance period. Similar to the PSUs granted in 2020, the 2017 PSUs required a minimum TSR percentile ranking of 30% to earn PSUs on the vesting date. Our TSR percentile ranking for the performance period for the 2017 PSUs was 12.5%; therefore, none of the 2017 PSUs were earned. The $0 realized value from the 2017 PSUs demonstrates the rigorous nature of the PSU design, which had an aggregate reported grant date value for the 2017 PSUs of approximately $4.2 million for all NEOs combined.

Retirement Plans and Other Employee Benefits

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our NEOs may participate in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue Code of 1986, as amended (the Code), to the same extent as our other full-time employees. In 2020, the 401(k) Plan provided for matching contributions equal to 100% of the first 8% of each employee’s eligible compensation contributed to the 401(k) Plan. Employees are immediately 100% vested in the matching contributions. We do not typically provide any perquisites or special personal benefits to our NEOs.

Determination of Compensation

Our executive compensation program has been designed to attract, motivate, reward and retain high caliber management with the skills and competencies we believe are essential to our success and to align executive compensation with our short-term and long-term business objectives, business strategy and financial performance. We link pay and performance to foster a culture of individual accountability and, in evaluating executive officer performance, place particular emphasis on the Company’s and individual’s performance against the pre-assigned goals, which is described in greater detail above in the section entitled “Annual Incentive Program.”

Role of the Compensation Committee

The Compensation Committee administers and determines the parameters of our executive compensation program, including appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each NEO. The Compensation Committee has principal authority for determining and approving the compensation awards for our executives and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee takes into account, among other factors:

▪	achievement of individual and Company performance goals and expectations relating to the NEO’s position at the Company;
▪	alignment of NEO compensation with short-term and long-term Company performance;
▪	competitiveness of compensation with compensation peer group companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;
▪	market demand for individuals with the NEO’s specific expertise and experience;
▪	advice, data and analysis provided by the Compensation Committee’s independent compensation consultant;
▪	general industry compensation data;
▪	the NEO’s background, experience and circumstances, including prior related work experience and training; and
▪	the recommendations of our CEO.

Role of Compensation Consultant in Determining Executive Compensation

In determining 2020 executive compensation, the Compensation Committee received information and reports initially from Longnecker & Associates (Longnecker), an independent compensation consultant retained by the Compensation Committee in 2017.  In late 2020, the Committee initiated a search process for a new compensation consultant and ultimately engaged Meridian Compensation Partners, LLC (Meridian) as its new independent compensation consultant. References in this section and elsewhere in the compensation disclosures to the Committee’s compensation consultant refer to the consultant engaged during the relevant period, with Longnecker serving as the consultant for approximately the first three quarters of 2020 and Meridian serving as the consultant for the remainder of 2020.

Each of the compensation consultants provided data, analysis and advice to the Compensation Committee, including market information that the Compensation Committee used when determining whether our executive compensation is competitive, commensurate with the executive’s responsibilities and consistent with market trends in executive compensation practices for companies in our industry. Neither consultant provided services to us other than consulting services related to the compensation and benefits of our directors, officers and employees. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Longnecker and Meridian and does not believe either’s work in 2020 raised a conflict of interest.

Use of Competitive Market Data

A key objective of our executive compensation program is to ensure that the total compensation opportunities available to our executives are competitive with those of oil and gas exploration and production companies with whom we compete for executive talent, investment dollars and business opportunities. We maintain a peer group for executive compensation and performance reference purposes to, among other things, assist in evaluating our executive compensation program against this key objective. The Compensation Committee also uses the peer group to determine our total shareholder return relative to our peers for purpose of determining the payout level for the PSUs.

Our Compensation Committee, with input and advice from its compensation consultant, typically reviews the peer group on an annual basis to ensure it remains appropriate year-over-year. The peer group is selected based on multiple factors, including revenue, assets, market capitalization, enterprise value, location, similar geographic footprint and complexity of operations.

In February 2020, the Compensation Committee updated the peer group used for 2020 compensation purposes, including for PSUs that were awarded in 2020. The 2020 peer group added QEP Resources, Inc., offsetting the loss of Jagged Peak Energy Inc., which had been acquired by Parsley Energy, Inc. QEP Resources, Inc. was a member of our 2017 peer group and 2018 peer group, but the Compensation Committee determined in 2019 to remove the entity from our 2019 peer group given the perceived likelihood that it would be acquired during 2019 following its announcement in early 2019 that it was exploring a sales process. Following the announcement by QEP Resources, Inc. in late 2019 that it had concluded its review of a sales process and determined to remain an independent public company, the Compensation Committee considered the factors noted above as it relates to QEP Resources, Inc. and determined in early 2020 to include the entity in our 2020 peer group.

In January 2021, both Parsley Energy, Inc. and WPX Energy, Inc. were acquired by other E&P companies and therefore ceased to be part of our peer group going forward.

Role of Executive Officers in Determining Executive Compensation

Our CEO provides the Compensation Committee with a review of the performance of our executives, other than himself, and makes recommendations to the Compensation Committee to assist it in determining executive compensation levels, other than his own. During 2020, our CEO reviewed compensation assessments and data provided by the Compensation Committee’s compensation consultant prior to and in connection with the recommendations he made to the Committee. While the Compensation Committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding 2020 executive compensation were made by the Committee.

Other Compensation Practices and Policies

Employment, Severance or Change in Control Agreements

We have not entered into any employment agreements with our NEOs. However, we consider a strong workforce to be essential to our success. To that end, we recognize that the uncertainty which may exist among employees with respect to their “at-will” employment with us could result in the departure or distraction of personnel to our detriment. Accordingly, to encourage the continued attention and dedication of our employees, and to allow our management team to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment, we maintain a Change-in-Control Severance Plan under which all of our regular, full-time U.S. employees are eligible to receive certain “double trigger” severance payments and benefits upon a qualifying termination of employment within a specified period following a change in control. In February 2021, to remain competitive with peer data, we updated the plan to increase the multiplier used to calculate the cash severance payable to NEOs that experience a qualifying termination following a change in control, among other changes. For a more detailed description of the Severance Plan, see “Potential Payments Upon a Change in Control.”

Company Guidelines Regarding Stock Ownership

We maintain robust Stock Ownership Guidelines for our NEOs, as well as for our non-employee directors, which are intended to demonstrate to our shareholders, the investing public and other employees that the NEOs and non-employee directors are invested in and committed to our company, and to further align their interests with the interests of our shareholders. Under the guidelines, each NEO must own company stock equal to a multiple of his or her base salary, and each non-employee director must own company stock equal to a multiple of his or her annual cash retainer.

Position	Multiple of Base Salary / Annual Cash Retainer
Chief Executive Officer	6X
Non-Employee Directors	5X
Chief Financial Officer	3X
Chief Operating Officer	3X
General Counsel	2X
Chief Accounting Officer	2X

Our NEOs and non-employee directors generally have five years from the later of the date of adoption of the guidelines or the date she or he became a NEO or non-employee director to come into full compliance with the guidelines. A NEO or non-employee director who is not in compliance with the guidelines on the applicable compliance date is prohibited from selling or transferring any company stock, except as needed to pay income tax liabilities relating to the vesting or exercise price of a stock option, and may be subject to such other discipline as determined by the Compensation Committee. There is an exception to the holding requirement for severe hardship or compliance with court or domestic relations orders, subject to approval by the Compensation Committee.

As of December 31, 2020, all participants were in compliance with the stock ownership guidelines, either through meeting the ownership requirement or by being within the transition period.

Company Anti-Hedging Policy

Our Insider Trading and Regulation FD Policy prohibits all of our directors, officers and other employees, as well as those acting on behalf of the Company, such as auditors, agents and consultants, from engaging in certain speculative transactions in our securities, including short-term trading, short sales, transactions in puts, calls or other derivatives, margin accounts, pledging for collateral purposes and hedging. To our knowledge, all such covered individuals are in compliance with this policy.

Clawback Policy

We have adopted a clawback policy that applies to each of our NEOs. Under the policy, recoupment of cash incentive compensation or performance-based equity compensation would generally be required in the event we restate our financial statements as a result of a material error in such financials that was caused by the fraud or intentional misconduct of one of the officers covered by the policy. In the event of such misconduct, we may recoup cash incentive compensation or performance-based equity compensation that was paid, granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the three years prior to the restatement. The policy gives the Compensation Committee discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets the specified standard, the amount of compensation to be clawed back and the form of reimbursement to the Company. In order to comply with applicable law, the clawback policy will be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Tax Treatment of NEO Compensation

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid by a public company to “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (TCJA), the deduction limit did not apply to “performance-based compensation” that satisfied the requirements of Section 162(m). Performance stock unit awards and stock options issued under our 2016 Long-Term Incentive Plan prior to November 2, 2017 were generally intended to satisfy the requirements of the Section 162(m) performance-based compensation exemption. The TCJA eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017, may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. While our Compensation Committee considers the impact of Section 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, some of our compensation awards are nondeductible.

Early 2021 Compensation Decisions

In early 2021, the Compensation Committee considered the design of the executive compensation program, the views raised by our shareholders during our shareholder outreach and changes in industry conditions since 2020 and determined to refine the program for 2021 to further emphasize pay-for-performance and address the viewpoints raised by our shareholders. Listed below are some changes that have been implemented or are currently anticipated to be implemented in the 2021 compensation program.

▪	Salaries for officers restored to unreduced levels on February 25, 2021 (ending temporary salary reductions imposed in May 2020).
▪	Cash retainers for non-employee directors restored to unreduced levels on February 25, 2021 (ending temporary cash retainer reductions imposed in May 2020).
▪	Formalized a formulaic approach for the 2021 AIP, with new transparent performance metrics, including metrics relating to debt reduction, cash return on capital employed and capital efficiency.
▪	Limit the maximum payout of 2021 AIP to 200% of each NEO’s target bonus (down from 300% of each NEO’s base salary).
▪	The Committee plans to consider appropriate avenues to include additional metrics with an increased tie to absolute performance for 2021 LTIP awards.

The table below presents the new formulaic approach for our 2021 AIP with 55% of each NEO's AIP award based on a formulaic scoring of quantitative metrics and 45% based on the assessment of certain preset goals regarding environmental, social and governance, health and safety, organization and talent development and strategic initiatives. The formulaic results will be scored against the payout scale listed below, with the two Balance Sheet metrics being equally weighted within the combined 15% weighting.

Category	Weighting	Metric	Threshold (50%)	Target (100%)	Maximum (200%)
▪ Balance Sheet	15%	Net Debt / EBITDA Improvement	0.75x	1.0x	1.75x
		Total Debt	$1,100	$1,070	$1,040
▪ Returns	15%	Cash Return on Capital Employed	8%	9.5%	11.0%
▪ Capital Efficiency	15%	F&D for 2021 Wells	$9.00	$8.00	$7.00
▪ Cost Structure	10%	(LOE + Cash G&A) / Boe	$7.50	$7.00	$6.50
Formulaic Metrics	55%
▪ Environmental, Social and Governance ▪ Health and Safety ▪ Organization and Talent Development ▪ Strategic Initiatives		The combined payout percentage for these goals will be determined by the Compensation Committee after considering our quantitative and qualitative performance relative to the goals in these areas.
Other Goals	45%

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with members of management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Maire A. Baldwin (Chair)

Matthew G. Hyde

Steven J. Shapiro

Jeffrey H. Tepper

Executive Compensation

The following table sets forth the compensation paid to or earned by our NEOs in their capacities as NEOs of the Company during 2020, 2019 and 2018:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Sean R. Smith	2020	560,692	–	5,242,233	–	783,000	20,348	6,606,273
Chief Executive Officer	2019	481,257	122,907	3,259,126	–	491,625	19,861	4,374,776
	2018	457,112	130,625	2,983,826	–	522,500	16,500	4,110,563
George S. Glyphis	2020	400,688	–	2,613,556	–	399,129	23,792	3,437,165
Vice President and	2019	434,124	110,870	2,628,622	–	443,477	19,861	3,636,954
Chief Financial Officer	2018	417,422	117,832	2,239,217	–	471,328	16,500	3,262,299
Davis O. O’Connor	2020	373,456	–	1,693,153	–	323,294	25,664	2,415,567
Vice President and	2019	390,712	84,815	1,787,702	–	339,260	25,277	2,627,766
General Counsel	2018	375,680	90,142	1,550,105	–	360,566	16,500	2,392,993
Matthew R. Garrison Vice President and Chief Operating Officer	2020	354,973	–	1,675,370	–	333,450	20,240	2,384,033
Brent P. Jensen	2020	327,328	–	1,314,957	–	267,620	23,792	1,933,697
Vice President and	2019	342,453	61,221	1,366,971	–	244,882	23,405	2,038,932
Chief Accounting Officer	2018	329,277	65,065	1,091,377	–	260,260	16,500	1,762,479
Mark G. Papa	2020	323,878	–	-	–	–	927	324,805
Former Chief	2019	800,695	340,000	8,933	–	1,360,000	3,708	2,513,336
Executive Officer	2018	799,305	374,000	23,935	–	1,496,000	–	2,693,240

(1)	Mr. Papa’s 2020 Salary amount include $123,077 in accrued paid time off, which was paid to him upon his retirement.
(2)

Amounts in this column reflect the aggregate grant date fair value of restricted stock and performance stock units granted during 2020 computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. Fair value of the performance stock units was determined using a Monte Carlo simulation. The assumptions used by the Company in calculating these amounts for 2020 are included in Note 6 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”). The maximum possible value of the 2020 PSUs, based on the closing price per share of our common stock on the date they were granted ($0.86), was as follows: $4,419,922 for Mr. Smith, $2,203,587 for Mr. Glyphis, $1,003,321 for Mr. O’Connor, $992,784 for Mr. Garrison and $779,212 for Mr. Jensen.  For additional information regarding the stock-based awards granted to the NEOs in 2020, refer to the 2020 Grants of Plan-Based Awards table.

(3)	Amounts for 2020 represent the Annual Incentive Program (AIP) compensation awarded in recognition of 2020 performance, which was paid to the NEOs in March 2021.
(4)

Amounts in this column reflect matching contributions to the 401(k) Plan made by the Company on the NEO’s behalf, the value of holiday gift cards and the amount of imputed income associated with the Company-paid basic life insurance maintained on the NEO’s behalf and for reserved parking for the NEO.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (2)	Awards ($)(3)
Sean R. Smith		–	$870,000	$2,175,000
	2/24/2020(1)							81,937	218,772
	7/28/2020							2,569,722	2,209,961
	7/28/2020				1,284,861	2,569,722	5,139,444		3,032,272
George S. Glyphis		–	$443,477	$1,330,431
	2/24/2020(1)							73,913	197,348
	7/28/2020							1,281,155	1,101,793
	7/28/2020				640,578	1,281,155	2,562,310		1,511,763
Davis O. O’Connor		–	$359,216	$1,197,387
	2/24/2020(1)							56,543	150,970
	7/28/2020							1,168,405	1,004,828
	7/28/2020				291,663	583,326	1,166,652		688,325
Matthew R. Garrison		–	$370,500	$1,170,000
	2/24/2020(1)							51,308	136,992
	7/28/2020							1,156,133	994,274
	7/28/2020				288,600	577,200	1,154,400		681,096
Brent P. Jensen		–	$297,356	$1,049,490
	2/24/2020(1)							40,813	108,971
	7/28/2020							907,420	780,381
	7/28/2020				226,515	453,030	906,060		534,575
Mark G. Papa		–	$1,360,000	$2,400,000
	2/24/2020(1)							226,666	605,198
	7/28/2020
	7/28/2020

(1)

A portion of each NEO’s 2019 AIP award was paid in 2020 in the form of restricted stock. The value of these grants was previously reported in the Company’s 2019 Summary Compensation Table. For purposes of valuing the restricted stock, the Company assumed a value of $3.00 per share (which was the five-day trailing average closing price ending on February 10, 2020); however, the actual grant date fair value of the restricted stock based on the closing price on the grant date was $2.67 per share.

(2)	The award will vest and, if applicable, become exercisable in three substantially equal annual installments following the date of grant, subject to the NEO’s continued service with us.
(3)

All awards were made pursuant to the LTIP.  Amounts in this column reflect the aggregate grant date fair value of awards granted during 2020 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are included in Note 6 to the 2020 Form 10-K.

Outstanding Equity Awards at Year-End

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Date	Exercisable (#)	Unexercisable (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)(1)	Vested ($)
Sean R.	10/27/2016	300,000	-	14.52	10/26/2026
Smith	2/23/2018					4,868	7,302
	8/1/2018					24,427	36,641	6,595	9,893
	2/25/2019					13,867	20,801
	7/30/2019					234,035	351,053	19,474	29,211
	2/24/2020					81,937	122,906
	7/28/2020					2,569,722	3,854,583	5,139,444	7,709,166
George S.	10/27/2016	250,000	-	14.52	10/26/2026
Glyphis	2/23/2018					4,476	6,714
	8/1/2018					18,321	27,482	4,946	7,419
	2/25/2019					12,509	18,764
	7/30/2019					188,738	283,107	15,705	23,558
	2/24/2020					73,913	110,870
	7/28/2020					1,281,155	1,921,733	2,562,310	3,843,465
Davis O.	10/27/2016	125,000	-	14.52	10/26/2026
O’Connor	2/23/2018					3,021	4,532
	8/1/2018					12,684	19,026	3,424	5,136
	2/25/2019					9,569	14,354
	7/30/2019					128,342	192,513	10,679	16,019
	2/24/2020					56,543	84,815
	7/28/2020					1,168,405	1,752,608	1,166,652	1,749,978
Matthew R.	10/27/2016	150,000	-	14.52	10/26/2026
Garrison	2/23/2018					2,472	3,708
	8/1/2018					22,172	33,258
	2/25/2019					8,253	12,380
	7/30/2019					158,461	237,692
	2/24/2020					51,308	76,962
	7/28/2020					1,156,133	1,734,200	1,154,400	1,731,600
Brent P.	3/24/2017	125,000	-	17.17	3/24/2027
Jensen	2/23/2018					2,472	3,708
	8/1/2018					8,926	13,389	2,410	3,615
	2/25/2019					6,907	10,361
	7/30/2019					98,144	147,216	8,166	12,249
	2/24/2020					40,813	61,220
	7/28/2020					907,420	1,361,130	906,060	1,359,090

(1)

Represents PSUs, which vest based on the Company’s TSR as compared to the TSR of the compensation peer group over a three-year performance period. The number of PSUs reported is based on the number of PSUs granted to each NEO multiplied by the performance multiplier for the threshold level of performance (for the PSUs granted in 2018 and 2019) and the maximum level of performance (for the PSUs granted in 2020). The market or payout value for these PSUs is calculated using the $1.50 per share closing price of our common stock on December 31, 2020.

Option Exercises and Stock Vested in 2020

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sean R. Smith	181,790	$174,450
George S. Glyphis	145,686	$143,176
Matthew R. Garrison	132,221	$120,219
Davis O. O’Connor	99,451	$97,742
Brent P. Jensen	90,350	$76,477
Mark G. Papa	45,526	$126,860

Potential Payments upon a Change in Control

Change in control severance protection is provided to all of our regular, U.S. full-time employees, including our NEOs, under our Change-in-Control Severance Plan, which was last updated by our Board in February 2021. The Severance Plan has a “double trigger” mechanism, which requires first that a qualifying change in control event has occurred, and second that, within a specified period thereafter, the employee has incurred a qualifying termination.

Under the Severance Plan, if, within 24 months following a change in control, we terminate the employment of one of our NEOs without cause or if the NEO resigns for good reason, then such NEO will be entitled to receive:

•	Severance Payment: Cash payment equal to 3X (for our CEO) or 2.75X (for our other NEOs) the sum of the NEO’s base salary and average AIP award for the preceding three years;
•	Prorated Bonus: Prorated AIP award (paid at target) for the year of termination;
•

Accelerated Vesting: Accelerated vesting of the NEO’s unvested time-based equity awards and performance-based awards (based on the on the actual achievement of the applicable performance conditions through the termination date);

•

Health Benefits: Cash payment equal to 125% of the aggregate COBRA premiums that the NEO would need to pay to continue coverage of his and his family’s benefit plans for two years following the termination date; and

•	Other Benefits: Outplacement benefits for one year following the termination date.

The following table provides estimates of the payments and benefits that would be paid to each NEO under each element of our compensation program assuming that such NEO’s employment was terminated on December 31, 2020 and the “double trigger” requirements under the Severance Plan were satisfied. In all cases, the amounts were valued as of December 31, 2020, based upon, where applicable, $1.50 per share (the closing price of our common stock on December 31, 2020).

The estimated cash severance amounts appearing in the table below reflect the Severance Plan terms that were in place at December 31, 2020, which provided for a cash payment equal to 2.75X (for our CEO) or 2.25X (for our other NEOs) the sum of the NEO’s base salary and average AIP award for the preceding three years and no additional prorated bonus for the  year of termination.

Name	Salary ($)	Cash Bonus ($)	COBRA Premiums and Outplacement Benefit ($)	Accelerated Equity Vesting ($)	Total ($)
Sean R. Smith	1,993,750	1,422,470	61,314	9,818,911	13,296,445
George S. Glyphis	997,823	1,056,904	85,147	5,082,650	7,222,524
Matthew R. Garrison	877,500	668,858	80,443	3,310,319	4,937,120
Davis O. O’Connor	898,040	775,160	61,747	3,308,849	5,043,796
Brent P. Jensen	787,118	583,606	80,443	2,560,636	4,011,803

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to that of our CEO.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee from our entire employee population (other than our CEO), whether employed on a full-time or part-time basis, as of December 31, 2020, which consisted of 150 employees. Within this group of employees, the median employee was identified by using a total target cash compensation measure, which was calculated by annualizing on a straight-line basis the salary of each employee as of December 31, 2020 and adding each employee’s target bonus and the amount of employer-paid benefits received by such employee in 2020. The compensation measure was consistently applied to all employees.

Once we identified the median employee, we then calculated that employee’s annual total compensation in the same manner as the CEO’s total compensation, as reported in the Summary Compensation Table.

For 2020, the annual total compensation of our median employee was $152,757, and the annual total compensation of our CEO was $6,606,273, as reported in the Summary Compensation Table. Therefore, in 2020, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was estimated to be approximately 43 to 1.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risk that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.

Director Compensation

Directors who are not also our employees or affiliated with Riverstone receive compensation under our director compensation program, which is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.

For 2020, our non-employee director compensation program remained unchanged from the 2019 program, other than updating the program to provide additional cash and equity compensation for Mr. Shapiro in connection with him being appointed as the independent Chairman of the Board. In addition, we temporarily reduced the director cash retainers by 25% in 2020 at the same time we reduced the salaries of all officers and employees. These reductions to the cash retainer amounts were approved by the Board in April 2020 and effective May 2020 and were intended to help the Company reduce expenses and further align director compensation with the shareholder experience. The reductions were recently eliminated by our Board, and our non-employee directors began receiving their full cash retainers again effective February 2021.

The following identifies the combination of cash retainers and equity awards applicable to each director role, as well as the cash retainer reductions that were in place following the reduction described above:

Role	Equity Awards ($)	Original 2020 Cash Retainers ($)	Reduced Cash Retainers ($)	% Reduction to Cash Retainers

Director	162,500	87,500	65,625	-25%
Independent Chairman of the Board	67,000	33,000	24,750	-25%
Chair of Audit Committee	20,000	—
Chair of Compensation Committee	15,000	—
Chair of NESG Committee	15,000	—

The cash retainer amounts are paid quarterly in arrears, and the annual equity awards are granted each December 31 and consist of grants of restricted stock that vest in full on the first anniversary of the grant date.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us, including expenses for any relevant director education programs they attend. We extend coverage to all directors under our directors’ and officers’ indemnity insurance policies.

The following table contains information concerning the compensation of our non-employee directors for 2020.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Maire A. Baldwin	85,417	183,867	269,284
Karl Bandtel	72,917	183,867	256,784
Jeffrey H. Tepper	72,917	189,046	261,963
Matthew G. Hyde	72,917	168,330	241,247
Steven J. Shapiro	92,167	250,485	342,652
Pierre F. Lapeyre, Jr. (2)
David M. Leuschen (2)
Robert M. Tichio (2)

(1)

Amounts in this column reflect the aggregate grant date fair value of restricted shares computed in accordance with ASC Topic 718. As of December 31, 2020, the non-employee directors held the following number of outstanding stock awards, all of which were unvested shares of our restricted stock.

Name	Outstanding Stock Awards
Maire A. Baldwin	112,341
Karl Bandtel	112,341
Jeffrey H. Tepper	115,506
Matthew G. Hyde	102,848
Steven J. Shapiro	225,015
(2)	Messrs. Lapeyre, Leuschen and Tichio are affiliated with Riverstone and did not receive any compensation for serving as directors in 2020.

Executive Officers

The following sets forth, as of March 15, 2021 the ages, positions and selected biographical information for our executive officers who are not directors:

George S. Glyphis
Chief Financial Officer Age: 51

George S. Glyphis has been our Chief Financial Officer since October 2016. Since July 2014, he has served as Vice President and Chief Financial Officer of Centennial Resource Production, LLC, the private Centennial that was later acquired in connection with our business combination. Prior to joining Centennial, Mr. Glyphis served as a Managing Director in the Oil & Gas Investment Banking practice at J.P. Morgan where his client base was comprised primarily of upstream and integrated oil and gas companies. In his 21 years at J.P. Morgan, Mr. Glyphis led the origination and execution of transactions including initial public offerings, equity follow-on offerings, high yield and investment grade bond offerings, corporate mergers and acquisitions, asset acquisition and divestitures, and reserve-based and corporate lending. Mr. Glyphis earned his Bachelor of Arts degree in History from the University of Virginia.

Matthew R. Garrison
Chief Operating Officer Age: 39

Mr. Garrison has served as our Vice President and Chief Operating Officer since April 2020. Prior to that, he served as Vice President of Geosciences since October 2016. Mr. Garrison served as Division Exploration Manager for EOG Resources, Inc. (NYSE: EOG) in their Midland Division from 2014-2016. His work focused on the Exploration and Development of the Delaware Basin assets, which primarily consisted of the Avalon, Bone Spring and Wolfcamp Shale. Prior to that, Mr. Garrison was the project geologist responsible for the development of EOG’s Delaware Basin assets. He worked in the Delaware Basin for EOG from 2011-2016. Prior to that, Mr. Garrison worked in EOG’s Fort Worth Division from 2007-2011, where he worked both the Barnett gas play in Johnson County, and the Barnett combined play in Montague and Cooke County as a project geologist. In total, Mr. Garrison worked for EOG for 9 years prior to joining Centennial. Mr. Garrison received his B.S. in Geology from Texas A&M University, and his M.S. in Geology from Oklahoma State University.

Davis O. O’Connor
General Counsel Age: 66

Davis O. O’Connor has served as our Vice President and General Counsel since October 2016. Prior to that, Mr. O’Connor served as General Counsel of private Centennial on a contract basis since May 2014. Before Centennial, Mr. O’Connor served as Vice President and General Counsel of Berry Petroleum Company until Berry merged with LinnCo, LLC and Linn Energy, LLC in December 2013. After earning his Bachelor of Arts and Juris Doctor degrees from Cornell University and Cornell Law School, Mr. O’Connor joined the Denver office of Holland & Hart LLP as an associate attorney. In 1985, he was promoted to partner and later served on the firm’s Management Committee and chaired its Minerals Practice Group. In 2010, Mr. O’Connor left Holland & Hart LLP and joined Berry. Mr. O’Connor is also a member of the Rocky Mountain Mineral Law Foundation.

Brent P. Jensen
Chief Accounting Officer Age: 51

Brent P. Jensen has served as our Vice President and Chief Accounting Officer since March 2017. Prior to that, Mr. Jensen served as Vice President, Finance and Treasurer of Whiting Petroleum Corporation from March 2015 to March 2017. Mr. Jensen joined Whiting in August 2005 as Controller and became Controller and Treasurer in January 2006, and he was the designated principal accounting officer at Whiting from 2006 until his departure in 2017. Mr. Jensen was previously with PricewaterhouseCoopers L.L.P. in Houston and Los Angeles, where he held various positions in their oil and gas audit practice since 1994, which included assignments of four years in Moscow, Russia and three years in Milan, Italy.  He has over 25 years of oil and gas accounting experience and is a Certified Public Accountant inactive. Mr. Jensen holds a Bachelor of Arts degree from the University of California, Los Angeles.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Our Board has adopted a Related Person Transaction Policy, a copy of which is available on our website at www.cdevinc.com. Under the policy, our Audit Committee reviews and, where the Audit Committee determines them to be in our best interests, approves all transactions and arrangements that have an aggregate value exceeding $120,000, in which the Company participates and a Related Person to the Company has a direct or indirect material interest. For purpose of the policy, a Related Person includes our directors, director nominees, executive officers and any holder of more than 5% of our common stock, and their respective immediate family members.

In determining whether a related person transaction or arrangement is in our best interests, the Audit Committee considers, among other factors, the position within or relationship of the Related Person with us, the materiality of the transaction or arrangement, the business purpose for and reasonableness of the transaction or arrangement, whether the transaction or arrangement is comparable to one that could be available on an arms-length basis to us or is on terms we offer generally to persons who are not related, whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course, and the effect of the transaction or arrangement on our business and operations. The policy provides that the following do not create a material direct or indirect interest on behalf of the Related Person and are therefore not related person transactions:

▪	reimbursements or payments of business expenses;
▪	executive officer or director compensation in accordance with the disclosure exceptions provided for in Instruction 5 to Item 404(a) of Regulation S-K (or any successor rule);
▪

any charitable contribution, grant, endowment or pledge by us to a charitable organization, foundation or university where the Related Person’s only relationship with that organization is as a director and the aggregate amount involved does not exceed $200,000;

▪

any transaction in which the interest of the Related Person arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis (for example, dividends); and

▪	any transaction with an entity at which the Related Person’s only relationship is as a director.

Annually, the Audit Committee reviews any previously approved related person transaction or arrangement that is continuing and determines based on then existing facts and circumstances whether it is in our best interest to continue, modify or terminate each such transaction or arrangement.

The Related Person Transactions Policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics (the Code of Ethics).

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include, among others, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company, and any circumstance, event, relationship or situation in which the personal interest of any of our directors, officers or employees interferes or appears to interfere with our interests as a whole. A copy of our Code of Ethics is available on our website at www.cdevinc.com. We intend to satisfy the disclosure requirement regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website.

Although our management believes that the terms of the related person transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Related Person Transactions Relating to Riverstone

From time to time, we sell our produced oil and gas and other hydrocarbons to affiliates of Riverstone. In 2020, we sold natural gas to Lucid Energy Delaware, LLC, a midstream company affiliated with Riverstone, and we received approximately $5.1 million in revenue in connection with those sales, which was offset by approximately $4.8 million in gathering, processing and transportation expenses that we paid to Lucid Energy Delaware, LLC in 2020.

During 2020, Riverstone acquired an aggregate of $100.7 million and $111.9 million of the Company’s 2026 Senior Notes and 2027 Senior Notes, respectively, in open market purchases. Subsequently, on May 22, 2020, Riverstone participated in the Company’s debt exchange offer and exchanged all of its Senior Unsecured Notes for $106.3 million of the Company’s Senior Secured Notes. The Company paid Riverstone $4.5 million in interest associated with the Senior Secured Notes during the year ended December 31, 2020.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding ownership of shares of our common stock as of March 15, 2021 by:

▪	each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
▪	each of our named executive officers and directors for 2020; and
▪	all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages are based on 279,124,752 shares of our common stock outstanding as of March 15, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Beneficially Owned
5% or Greater Shareholders
Funds affiliated with Riverstone Holdings(1)	94,795,163	33.2%
Directors and Named Executive Officers
Sean R. Smith(2)	3,478,605	1.2%
George S. Glyphis(3)	2,538,030	*
Matthew R. Garrison(4)	1,690,913	*
Davis O. O’Connor(5)	1,630,321	*
Brent P. Jensen(6)	1,308,167	*
Maire A. Baldwin(7)	186,687	*
Karl E. Bandtel(8)	186,687	*
Matthew G. Hyde(9)	162,644	*
Pierre F. Lapeyre Jr.(1)	94,795,163	33.2%
David M. Leuschen(1)	94,795,163	33.2%
Steven J. Shapiro(10)	371,017	*
Jeffrey H. Tepper(11)	230,973	*
Robert M. Tichio	—	—%
Mark G. Papa(12)	5,452,428	2.0%
All directors and executive officers, as a group (13 individuals)	112,031,635	38.6%

* = Less than 1%.

(1)

Includes 62,042,575 shares of common stock held of record by Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”), 15,179,971 shares of common stock held of record by REL US Centennial Holdings, LLC (“REL US”), 6,236,664 shares of common stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”) and 4,509,451 shares of common stock and warrants to purchase an additional 6,826,502 shares of common stock held of record by Silver Run Sponsor, LLC (“Silver Run Sponsor”). David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (“Silver Run Manager”), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor.  Each such entity or person disclaims beneficial ownership of these securities.  Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp

(“Riverstone Energy Corp”), which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings.  Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (“REL IP GP”), which is the general partner of REL IP General Partner LP (“REL IP”), which is the managing member of REL US.  As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities.  Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.”) is the sole member of Riverstone Non-ECI GP Cayman LLC (“Non-ECI Cayman GP”), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”), which is the general partner of Riverstone Non-ECI.  Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities.  The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based upon Amendment No. 11 to the Schedule 13D filed by affiliates of Riverstone on March 9, 2021.

(2)

Amount reflected in the table for Mr. Smith includes 2,889,743 shares of restricted common stock subject to continued time-based vesting requirements and 300,000 shares of common stock issuable upon the exercise of stock options.

(3)

Amount reflected in the table for Mr. Glyphis includes 1,543,745 shares of common stock subject to continued time-based vesting requirements and 250,000 shares of common stock issuable upon the exercise of stock options.

(4)

Amount reflected in the table for Mr. Garrison includes 1,375,099 shares of common stock subject to continued time-based vesting requirements and 150,000 shares of common stock issuable upon the exercise of stock options.

(5)

Amount reflected in the table for Mr. O’Connor includes 1,351,912 shares of common stock subject to continued time-based vesting requirements and 125,000 shares of common stock issuable upon the exercise of stock options.

(6)

Amount reflected in the table for Mr. Jensen includes 1,045,153 shares of common stock subject to continued time-based vesting requirements and 125,000 shares of common stock issuable upon the exercise of stock options.

(7)	Amount reflected in the table for Ms. Baldwin includes 112,341 shares of common stock subject to continued time-based vesting requirements.
(8)	Amount reflected in the table for Mr. Bandtel includes 112,341 shares of common stock subject to continued time-based vesting requirements.
(9)	Amount reflected in the table for Mr. Hyde includes 102,848 shares of common stock subject to continued time-based vesting requirements.
(10)	Amount reflected in the table for Mr. Shapiro includes 225,015 shares of common stock subject to continued time-based vesting requirements.
(11)	Amount reflected in the table for Mr. Tepper includes 115,506 shares of common stock subject to continued time-based vesting requirements.
(12)

Mr. Papa’s last day of employment with our company was March 31, 2020. All amounts reflected in the table for Mr. Papa are as of March 31, 2020, which include 281,144 shares of common stock that were subject to continued time-based vesting requirements, warrants to purchase an additional 1,173,498 shares of common stock and 2,000,000 shares of common stock that were issuable upon the exercise of stock options.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own 10% or more of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2020 except a Form 3 filed late on April 21, 2020 by Mr. Garrison reporting his ownership of company securities when he first became an executive officer and a Form 4 filed late on July 31, 2020 by each of our executive officers reporting the Long-Term Incentive Grants they each received on July 28, 2020.

Proposal 2

Approval on an Advisory Basis of our Named Executive Officer Compensation

In accordance with the Dodd-Frank Act of 2010 and Section 14A of the Exchange Act, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success.  Please read “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for details about our executive compensation programs.  We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Centennial Resource Development, Inc. (the Company) approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on our company, our Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our shareholders and intend to consider our shareholders’ views regarding our executive compensation programs, including in making future decisions relating to such programs. Our shareholders will have a “say-on-pay” vote each year, and the next “say-on-pay” vote will take place at our 2022 Annual Meeting.

Vote Required and Board Recommendation

The approval by a non-binding advisory vote of our named executive officer compensation requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the outcome of the vote.  Broker non-votes have no effect on the outcome of the vote.

Our Board unanimously recommends that you vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 3

Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, which has been our independent audit firm since November 18, 2016, has been appointed by our Audit Committee as our independent auditors for the fiscal year ending December 31, 2021, and our Audit Committee has further directed that the appointment of KPMG LLP be submitted for ratification by our shareholders at the Annual Meeting. We have been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and their clients. Representatives of KPMG LLP are expected to be present at the virtual Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from shareholders.

Shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws, Corporate Governance Guidelines, committee charters or otherwise. However, our Board is submitting the appointment of KPMG LLP to our shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our shareholders’ best interests.

Principal Accounting Firm Fees

The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years.

Auditor Fees	2019	2020

Audit fees (1)	$1,100,000	$1,060,000
Audit-related fees(2)	115,000	130,000
All other fees	—	—
Total	$1,215,000	$1,190,000

(1)

Audit fees are for the audit of our consolidated financial statements included in the applicable Form 10-K, including the audit of the effectiveness of our internal controls over financial reporting, the reviews of our financial statements included in the applicable Form 10-Q, and new accounting standard implementation.

(2)

For 2019 and 2020, audit-related fees were for work performed in connection with registration statements, capital market transactions, oil and gas property acquisitions and other audit-related services.

Audit Committee Approval

On an annual basis, the Audit Committee reviews and pre-approves the Company engaging the independent registered public accounting firm for the following year. As part of this process, the Audit Committee pre-approves all audit and permitted audit-related services to be performed by the independent registered public accounting firm, including the fees relating thereto. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. NASDAQ rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

Our Board unanimously recommends that you vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm.

Annual Report

Our Annual Report for the fiscal year ended December 31, 2020 accompanies this Proxy Statement.

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Shareholder Proposals

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2022 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than November 18, 2021.

In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2022 Annual Meeting, you must comply with our Bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than December 29, 2021, and no later than the close of business on January 28, 2022, and otherwise comply with the advance notice and other provisions set forth in our Bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, shareholders should refer to Article II, Section 2.7 and Article III, Section 3.3 of our Bylaws, a current copy of which may be obtained from our General Counsel.

Availability of Certain Documents

A copy of our 2020 Annual Report on Form 10-K has been posted on the internet along with this Proxy Statement and proxy materials to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2020 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado, 80202

Attention: General Counsel

The charters for our Audit, Compensation and NESG Committees, as well as our Corporate Governance Guidelines, our Policy for Accounting-Related Complaints, our Policy for Related Person Transactions and our Code of Business Conduct and Ethics are posted in the Investor Relations portion of our website at www.cdevinc.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Shareholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household. We will promptly deliver a separate copy of the proxy materials to such shareholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (720) 499-1400.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Questions and Answers About the Annual Meeting

In this section of the Proxy Statement, we answer some common questions regarding the Annual Meeting and the voting of shares of common stock at the Annual Meeting.

Where and when will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m., Central Time on Wednesday, April 28, 2021. The Annual Meeting will be a virtual meeting of shareholders conducted online by live audio webcast. There will not be any physical, in-person meeting. You will be able to attend the virtual meeting by visiting www.virtualshareholdermeeting.com/CDEV2021. To participate in the virtual meeting, you will need the Control Number provided on your Notice Regarding the Internet Availability of Proxy Materials or on your Proxy Card.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting in the mail instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission (SEC) has approved rules allowing companies to furnish proxy materials, including this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2020, to our shareholders by providing access to such documents on the internet instead of mailing paper copies. We believe these rules provide a convenient and quick way in which our shareholders can access the proxy materials and vote their shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. Accordingly, certain of our shareholders will receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting (the Notice) and will not receive paper copies of the proxy materials unless they request them. Instead, the Notice will provide such shareholders with notice of the Annual Meeting and will also provide instructions regarding how such shareholders can access and review all of the proxy materials on the internet. The Notice also provides instructions as to how you may submit your proxy electronically via the internet or by telephone. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Why did you send me the proxy materials or the Notice?

We sent you the proxy materials or the Notice because we are holding our Annual Meeting and our Board is asking for your proxy to vote your shares of common stock at the Annual Meeting. We have summarized information in this Proxy Statement that you should consider in deciding how to vote at the Annual Meeting.

Can I vote my shares of common stock by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy electronically via the internet, by telephone or by requesting and returning a paper Proxy Card, or you may vote your shares of common stock by submitting an electronic ballot during the Annual Meeting.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 08, 2021, the record date for determining the shareholders who are entitled to vote at the Annual Meeting. As of March 08, 2021, there were a total of 279,124,752 shares of common stock outstanding and entitled to vote at the Annual Meeting. You get one vote for each share of common stock that you own.

How is a quorum determined?

We will hold the Annual Meeting if shareholders representing the required quorum of shares of common stock entitled to vote authorize their proxy online or telephonically, sign and return their Proxy Cards or attend the Annual Meeting. The presence via live webcast or by proxy of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your Proxy Card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the Proxy Card.

What is the required vote for approval?

The election of each of our director nominees requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the results of the election of directors. We have adopted a director resignation policy whereby an incumbent director who fails to receive a majority of the votes cast during an uncontested election may be required by the Board to resign. See “Corporate Governance—Majority Voting in Director Elections” for additional information regarding the majority voting standard for uncontested director elections and our director resignation policy.

The approval by a non-binding advisory vote of our named executive officer compensation and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm require the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you abstain for purposes of these proposals, your abstention will not be counted as a vote cast and, therefore, will not have an effect on the results of such vote. For the approval on an advisory basis of our named executive officer compensation, broker non-votes will have no effect on the outcome of the vote.  However, the rules of the NASDAQ Capital Market permit brokers to vote uninstructed shares at their discretion regarding the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, so there will be no broker non-votes on the proposal.

How do I vote by proxy?

Follow the instructions on the Notice or the Proxy Card to authorize a proxy to vote your shares of common stock at the Annual Meeting electronically via the internet or by telephone or, if you received paper proxy materials, by completing and returning the Proxy Card. The individuals named and designated as proxies will vote your shares of common stock as you instruct. You have the following choices in voting your shares of common stock:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.
•	In voting on the election of director nominees, you may either vote “FOR” or “AGAINST” each director.
•

You may abstain from voting on the proposal (1) to elect the director nominees, (2) to approve on an advisory basis our named executive officer compensation, (3) to ratify the appointment of KPMG LLP as our independent registered public accounting firm, in which case no vote will be recorded with respect to the proposal.

You may return a signed Proxy Card without indicating your vote on any matter, in which case the designated proxies will vote to (1) elect each director nominee, (2) approve on an advisory basis our named executive officer compensation, (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.proxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. Please have your Notice in hand when accessing the site, as it contains a Control Number required for access. You can authorize your proxy electronically via the internet or by telephone at any time prior to 11:59 p.m., Eastern Time, on April 27, 2021, the day before the Annual Meeting.

If you received paper proxy materials, you may also refer to the enclosed Proxy Card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper Proxy Card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the Annual Meeting?

As of the date of this Proxy Statement, the only matters we know of that will be voted on at the Annual Meeting are the proposals we have described herein: (i) the election of three directors, (ii) the approval on an advisory basis of our named executive officer compensation, and (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. If other matters are properly presented at the Annual Meeting, the designated proxies will vote your shares of common stock at their discretion.

Can I change my previously authorized vote?

Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the internet, by telephone or by mail at any time prior to 11:59 p.m., Eastern Time, on April 27, 2021, the day before the Annual Meeting, by giving us a written notice revoking your Proxy Card or by attending the Annual Meeting and electronically voting your shares of common stock during the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel.

Can I vote during the Annual Meeting rather than by authorizing a proxy?

You can virtually attend the Annual Meeting and electronically vote your shares of common stock during the Annual Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a Proxy Card, will not prevent you from later attending the Annual Meeting and electronically voting your shares during the Annual Meeting.

Will my shares of common stock be voted if I do not provide my proxy?

Depending on the proposal, your shares of common stock may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NASDAQ rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions.

Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters, which include the election of directors and the approval on an advisory basis of our named executive officer compensation. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted and will result in “broker non-votes.”  Broker non-votes will be considered present for the purpose of determining whether we have a quorum; however, such broker non-votes will not have an effect on the election of directors or the approval on an advisory basis of our named executive officer compensation.

What do I do if my shares are held in “street name”?

If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares of common stock are held in “street name” and you would like to electronically vote your shares during the Annual Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. We have engaged Morrow Sodali, to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow Sodali a fee of $6,500, plus disbursements. We will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of common stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

Who can help with my questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like to receive additional copies, without charge, of this document or our Annual Report for the fiscal year ended December 31, 2020, please contact:

Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado, 80202

Attention: General Counsel

If you have any questions or need assistance voting your shares you may also contact our proxy solicitor at:

Morrow Sodali LLC

470 West Avenue, 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Shareholders, please call toll free (800) 662-5200

Appendix A

Reconciliation of Free Cash Flow

Free cash flow (deficit) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow (deficit) as net cash provided by operating activities before changes in working capital, less incurred capital expenditures.

Our management believes free cash flow (deficit) is a useful indicator of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that this measure, as so adjusted, presents a meaningful indicator of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow (deficit) may not be comparable to other similarly titled measures of other companies. Free cash flow (deficit) should not be considered as an alternative to, or more meaningful than, cash provided by operating activities as determined in accordance with GAAP or as indicator of our operating performance or liquidity.

Free cash flow (deficit) is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow (deficit) to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Six Months Ended	Three Months Ended
	12/31/2020	12/31/2020	9/30/2020
Net cash provided by operating activities	$86,873	$41,144	$45,729
Changes in working capital:
Accounts receivable	$(8,507)	$3,567	$(12,074)
Prepaid and other assets	$3,845	$979	$2,866
Accounts payable and other liabilities	$8,694	$13,253	$(4,559)
Discretionary cash flow	$90,905	$58,943	$31,962
Less: total capital expenditures incurred	$(51,400)	$(29,900)	$(21,500)
Free cash flow	$39,505	$29,043	$10,462

CENTENNIAL
RESOURCE DEVELOPMENT, INC.

(720) 499-1400
info@cdevinc.com
www.cdevinc.com

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000488534_1 R1.0.0.153 CENTENNIAL RESOURCE DEVELOPMENT, INC. 1401 17TH STREET, SUTE 1000 DENVER, CO 80202 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/27/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CDEV2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/27/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. To elect three class II directors, each for a term of three years. Nominees For Against Abstain 1a. Karl E. Bandtel 1b. Matthew G. Hyde 1c. Jeffrey H. Tepper The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve, by a non-binding advisory vote, the Company's named executive officer compensation. 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. NOTE: Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000488534_2 R1.0.0.153  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders:  The 2021 Proxy Statement and the 2020 Annual Report to Stockholders are available at www.proxyvote.com .  This proxy is solicited by the Board of Directors  CENTENNIAL RESOURCE DEVELOPMENT, INC.  The undersigned appoints Sean R. Smith, George S. Glyphis and Davis O. O'Connor, and each of them, with the  power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse  hereof, all of the shares of common stock of Centennial Resource Development, Inc. held of record by the  undersigned at the close of business on March 8, 2021 at the Annual Meeting of Stockholders of Centennial  Resource Development, Inc. to be held on April 28, 2021, or at any adjournment thereof.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY  INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THREE NOMINEES TO THE  BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE  JUDGEMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY AND OTHER MATTERS THAT MAY  PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE  BOARD OF DIRECTORS.  Continued and to be signed on reverse side